Exhibit 4.1

CVR PARTNERS, LP
CVR NITROGEN FINANCE CORPORATION
AND EACH OF THE GUARANTORS PARTY HERETO
6.125% SENIOR SECURED NOTES DUE 2028
INDENTURE
Dated as of June 23, 2021

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Trustee

EXHIBITS
Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of June 23, 2021 among CVR PARTNERS, LP, a Delaware limited partnership (the “Partnership”), CVR NITROGEN FINANCE CORPORATION, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), the Guarantors (as defined), Wilmington Trust, National Association, as trustee, and Wilmington Trust, National Association, as Collateral Trustee.
The Issuers, the Guarantors, the Trustee and the Collateral Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 6.125% Senior Secured Notes due 2028 (the “Notes”):
ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“ABL Collateral Agent” means UBS AG, Stamford Branch, in its capacity as the collateral agent for the holders of ABL Obligations, and its successor or successors in such capacity.
“ABL Debt” means Indebtedness under the Existing ABL Facility and/or any other Credit Facility pursuant to which ABL Debt has been issued, including letters of credit and reimbursement obligations with respect thereto and the related hedging agreements and cash management agreements that was permitted to be incurred and secured under the Existing ABL Facility or such Credit Facility and the Parity Lien Documents.
“ABL Documents” means the Existing ABL Facility, the other “Credit Documents” as defined in the Existing ABL Facility and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the ABL Obligations, as each such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.
“ABL Obligations” means collectively, (a) the ABL Debt, (b) all other Obligations in respect of ABL Debt, and (c) all other obligations under the hedging agreements and cash management agreements related to the ABL Debt.
“ABL Priority Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by the Issuers or any of the Guarantors (collectively, the “Pledgors”), in each case to the extent otherwise constituting Collateral for the Notes (and not Excluded Assets), including any assets or properties that, but for the application of Section 552 of the Bankruptcy Code, would constitute Collateral: (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral in a segregated account) and securities entitlements and other rights with respect thereto; (f) to the extent relating to any of the items referred to in the preceding clauses (a) through (e) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (g) all books and records related to the foregoing; and (h) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral).
“Acquired Debt” means, with respect to any specified Person:
(1)Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and
(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Act of the Required Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by or with the written consent of the Applicable Parity Lien Representative (as defined in the Collateral Trust Agreement) in accordance with the terms of the Collateral Trust Agreement, accompanied by, as and to the extent required by the Collateral Trustee pursuant to the Collateral Trust Agreement, security or indemnity satisfactory to the Collateral Trustee for any costs, liabilities or expenses that may be incurred by the Collateral Trustee in compliance with such direction.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including, without limitation, for waivers, amendments, redemptions and offers to purchase, and shall vote and consent together as one class on all matters with respect to the Notes. Additional Notes may or may not be fungible with the Initial Notes or any other Additional Notes for U.S. federal income tax purposes.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Affiliate Agreements” means any agreement between or among the Partnership or any of its Subsidiaries and an Affiliate that is described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Certain Relationships and Related Transactions, and Director Independence,” in each case, in effect on the date of the Offering Memorandum.
“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or Collateral Trustee.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(1)the sale, lease, conveyance or other disposition of any properties or assets outside of the ordinary course of business; provided, however, that the disposition of all or substantially all of the properties or assets of the Partnership and its Restricted Subsidiaries taken as a whole will be governed by Section 4.13 and/or Section 5.01 hereof and not by Section 4.10 hereof; and
(2)the issuance of Equity Interests in any of the Partnership’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than directors’ qualifying shares).
Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:
(1)any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $10.0 million;
(2)a transfer of properties or assets between or among any of the Partnership and its Restricted Subsidiaries;
(3)an issuance or sale of Equity Interests by a Restricted Subsidiary to the Partnership or to another Restricted Subsidiary;
(4)the sale, lease, assignment, license, sublease or other disposition of equipment, inventory, products, services, accounts receivable, renewable fuel credits (including, without limitation, renewable identification numbers and biodiesel credits) or other properties or assets in the ordinary course of business;

(5)the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments;
(6)a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;
(7)the creation or perfection of a Lien that is not prohibited by Section 4.12 hereof;
(8)dispositions in connection with Permitted Liens;
(9)surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(10)the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;
(11)any sale, exchange or other disposition of any property or equipment that has become damaged, worn out or obsolete or is otherwise unsuitable or unnecessary for use in connection with the business of the Partnership or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;
(12)any issuance, sale, transfer or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(13)foreclosures, condemnations or any similar action on assets and any Event of Loss;
(14)the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(15)(a) any sale of Hydrocarbons or other products by the Partnership or its Restricted Subsidiaries, in each case in the ordinary course of business, and (b) any trade or exchange by the Partnership or any Restricted Subsidiary of any Hydrocarbons or other products for similar products for properties or assets of any type owned or held by another Person; provided that the fair market value of the properties or assets traded or exchanged by the Partnership or such Restricted Subsidiary of the Partnership (together with any cash or Cash Equivalents and liabilities assumed by such other Person) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Partnership or such Restricted Subsidiary (together with any liabilities to be assumed by the Partnership or any Restricted Subsidiary) as determined in good faith by an authorized officer of the Partnership or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary;
(16)dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the Joint Venture parties set forth in, Joint Venture agreements or any similar binding agreements; and

(17)the sale or other disposition of carbon credits in excess of the amount of carbon credits necessary for the future operation of the business of the Partnership or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the General Partner or an Officer of the General Partner).
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments (other than amount required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
“Available Cash” means, with respect to any period:
(1)the sum of (i) all cash and Cash Equivalents of the Partnership and its Subsidiaries on hand at the end of such period, and (ii) if the General Partner so determines, all or any portion of any additional cash and Cash Equivalents of the Partnership and its Subsidiaries on hand on the date the Partnership makes Restricted Payments with respect to such period (including any borrowings made subsequent to the end of such period), less
(2)the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership and of its Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such period, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its Subsidiaries is a party or by which it is bound or its assets are subject or (iii) provide funds for Restricted Payments in respect of future periods.
“Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.
“Board of Directors” means:

(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership (including the Partnership), the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;
(3)with respect to a limited liability company, the sole member (if member managed), the board of managers or directors, the managing member or the members or any controlling committee of managing members thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.
“Business Day” means each day that is not a Saturday, Sunday, any other day on which banking institutions in New York, New York or another place of payment on the Notes are authorized or required by law to close or, with respect to matters concerning the Collateral Trustee, any day on which the Corporate Trust Office of the Collateral Trustee is closed.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.
“Carbon Capture Assets” means:
(1)the Syngas Stream and CO2 Stream;
(2)the Selexol unit, purification equipment and any other assets now owned or hereafter acquired that are, in the good faith judgment of an authorized officer of the Partnership, necessary or desirable to permit the Partnership or any of its Restricted Subsidiaries or Affiliates to qualify for any CCUS Tax Credit;

(3)any CCUS Tax Credit, Carbon Offset Credit, or assignable right to claim any CCUS Tax Credit or Carbon Offset Credit;
(4)any sales or offtake agreement or similar contract relating to the sale of the Syngas Stream, CO2 Stream or any derivative thereof, or to the sale of any Carbon Offset Credit; and
(5)any Equity Interests in any partnership, limited liability company, or corporation the sole assets of which initially consist of property described in clauses (1) through (4) of this definition.
“Carbon Offset Credit” means any credit, certificate, permit, reduction, offset or other measurable unit representing the right to emit a specific quantity of carbon dioxide or other greenhouse gases.
“Cash Equivalents” means:
(1)United States dollars;
(2)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;
(3)securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of at least investment grade from either S&P or Moody’s;
(4)certificates of deposit, demand deposits, money market deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Existing ABL Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;
(5)repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6)commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch (or, if at any none of Moody’s, S&P or Fitch is rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition;
(7)marketable short-term money market and similar securities having a rating of at least P-2, A-2 or F2 from either Moody’s, S&P or Fitch, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s, AAA by S&P or AAA by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another rating agency);
(8)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and
(9)(a) euros or any national currency of any participating member state of the European Monetary Union, (b) any local currency held by the Partnership or any of its Restricted Subsidiaries from time to time in the ordinary course of business, (c) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof in which any Restricted Subsidiary is organized or conducting business having maturities of not more than one year from the date of acquisition, and (d) investments of the type and maturity described in clauses (2) through (8) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses.
“CCUS Tax Credit” means the carbon oxide sequestration credit allowable for any taxable year pursuant to Section 45Q of the Code or any successor or substitute statute, and any other U.S. federal or state tax credit attributable to the sequestration or utilization of the CO2 Stream.
“Change of Control” means the occurrence of any of the following:
(1)the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Partnership and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Restricted Subsidiary or one or more Qualifying Owners;
(2)the adoption of a plan relating to the liquidation or dissolution of the Partnership; or
(3)the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Partnership, measured by voting power rather than number of shares, units or the like.
Notwithstanding the preceding, a conversion of the Partnership or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or a transaction in which the Partnership becomes a Subsidiary of another Person shall not constitute a Change of Control, so long as following such conversion or exchange either (a) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Partnership immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no “person,” other than one or more Qualifying Owners, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.
“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by any two of the Rating Agencies, as a result of which the rating of the Notes on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement); provided that each such Rating Agency has confirmed that such downgrade or withdrawal of rating is a result of the Change of Control.
“Clearstream” means Clearstream Banking, S.A.
“CO2 Stream” means the carbon dioxide removable by the Selexol unit from byproduct gas produced in connection with the business of the Partnership and its Subsidiaries, together with the perpetual right to remove such carbon dioxide.
“Code” means the Internal Revenue Code of 1986, as amended.
“Coffeyville Master Service Agreement” means the Coffeyville Master Service Agreement, dated as of February 19, 2020 but effective January 1, 2020, by and between Coffeyville Resources Refining & Marketing, LLC and Coffeyville Resources Nitrogen Fertilizers, LLC.
“Collateral” means all assets and properties of the Issuers and the Guarantors subject to Liens created by the Security Documents related to the Notes, but excluding Excluded Assets.
“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of June 10, 2016, among the Issuers, the Guarantors, Wilmington Trust, National Association, as trustee under the Existing Notes Indenture, the Collateral Trustee and the other parties thereto from time to time, including the Collateral Trust Joinder, dated as of the Issue Date, among the Trustee, the Issuers and certain subsidiaries of the Partnership, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.
“Collateral Trustee” means Wilmington Trust, National Association, in its capacity as Collateral Trustee under the Collateral Trust Agreement, together with its successor or successors in such capacity. Neither the Partnership nor any of its Affiliates may act as Collateral Trustee.

“Commission” or “SEC” means the Securities and Exchange Commission.
“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)all taxes on or measured by income, profits or capital gains to the extent deducted in computing such Consolidated Net Income; plus
(2)the amount of depreciation or amortization to the extent deducted in computing such Consolidated Net Income; plus
(3)the amount of interest expense to the extent deducted in computing such Consolidated Net Income; plus
(4)all non-cash losses or expenses (or minus non-cash income or gain) to the extent deducted or included in computing such Consolidated Net Income, including, without limitation, any non-cash loss or expense (or income or gain) due to (i) the application of FASB ASC 815-10 regarding hedging activity, (ii) the application of FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, (iii) impairment charges or expenses or asset write-off (including impairment of intangibles or goodwill or any write off of unamortized debt issuance costs or original issue discount), (iv) the application of purchase accounting in relation to any acquisition, (v) non-cash foreign currency exchange losses (or minus gains), (vi) any non-controlling interest expense consisting of income of a Restricted Subsidiary attributable to non-controlling equity interests of third parties in any non-wholly owned Restricted Subsidiary and (vii) non-cash expenses deducted as a result of any grant of Capital Stock or Stock Equivalents to employees, officers, or directors, consultants or other service providers of the Partnership, the General Partner, any direct or indirect parent of the Partnership or any Restricted Subsidiary of the Partnership, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts (as defined in the Uniform Commercial Code) and Inventory (as defined in the Uniform Commercial Code); plus
(5)the amount of any integration costs and restructuring charges as presented in the financial statements of such Person or the accompanying notes thereto, business optimization expenses and costs, one-time costs related to acquisitions, costs related to the closure or consolidation of facilities, employee termination costs and turnaround expense to the extent deducted in computing such Consolidated Net Income.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:
(1)the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents (or converted into cash) to the specified Person or a Restricted Subsidiary of such Person;
(2)the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Partnership or a Restricted Subsidiary thereof in respect of such period to the extent not already included therein;
(3)any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations, any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations, assets or properties not in the ordinary course of business and any after-tax gains or losses from the disposition of any securities or the extinguishment of any Indebtedness or the early termination of Hedging Contracts or other derivative instruments will, in each case, be excluded;
(4)any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any completed or terminated acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, disposition of securities, turnaround, financing transaction, extinguishment of indebtedness or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger or acquisition costs incurred during such period as a result of any such transaction will be excluded;
(5)any other extraordinary, unusual or non-recurring gains or losses of such Person and related tax effects in accordance with GAAP will be excluded;
(6)unrealized gains and losses related to obligations with respect to Hedging Contracts will be excluded;
(7)the cumulative effect of a change in accounting principles will be excluded; and
(8)any amortization of fees or expenses that have been capitalized will be excluded.
“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets of such Person and its Restricted Subsidiaries included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet (in each case, giving pro forma effect to any acquisitions or dispositions of assets or properties outside the ordinary course of business that have been made by the Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio).
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Contribution Indebtedness” means Indebtedness of either of the Issuers or any Guarantor in an aggregate principal amount equal to 100% of the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of either Issuer or such Guarantor after the date hereof; provided that:
(1)such cash contributions have not been used to make a Restricted Payment, and
(2)such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an officer’s certificate on the incurrence date thereof.
“Corporate Trust Office” means the address of the Trustee or the Collateral Trustee, as applicable, specified in Section 13.01 hereof or such other address as to which the Trustee or the Collateral Trustee, as applicable, may give notice to the Partnership.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Existing ABL Facility), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers, guarantors or grantors thereunder and whether by the same or any other agent, lender, group of lenders, investor, group of investors or otherwise.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or Joint Venture, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or Joint Venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“De Minimis Guaranteed Amount” means $10,000,000.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Partnership or a Restricted Subsidiary of the Partnership in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the General Partner, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Partnership or a direct or indirect parent of the Partnership to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Partnership or such parent company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.
“Domestic Subsidiary” means any Restricted Subsidiary of the Partnership that is formed under the laws of the United States or any state of the United States or the District of Columbia, excluding any such Restricted Subsidiary (i) substantially all of the direct or indirect assets of which are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code or (ii) that is a Subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means (1) any public or private sale of Capital Stock (other than Disqualified Stock) of the Partnership or any other direct or indirect parent of the Partnership (other than Capital Stock sold to the Partnership or a Subsidiary of the Partnership); provided that if such public offering or private placement is of Capital Stock of any direct or indirect parent of the Partnership, the term “Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Partnership or (2) the contribution of cash to the Partnership as an equity capital contribution.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset, (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of the power of eminent domain or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Assets” means:
(1)any intellectual property, lease, license, contract, property rights or agreement to which the Issuers or any Guarantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest (i) is prohibited by applicable law, (ii) requires the consent of any Person other than the Issuers and its Affiliates which has not been obtained as a condition to the creation by such Issuer or Guarantor of any Lien thereon, or (iii) shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Issuers or any Guarantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided, however, that the Collateral shall include, and a security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to, any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i), (ii) or (iii) above;
(2)any assets or Equity Interests of Unrestricted Subsidiaries;

(3)any of the outstanding voting Capital Stock of a “controlled foreign corporation” within the meaning of Section 957 of the Code, provided, however, that 65% of the voting power of all classes of Capital Stock of each first tier controlled foreign corporation entitled to vote shall be pledged as Collateral, and provided further that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock in a controlled foreign corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by the Issuers and each Guarantor shall attach to, such greater percentage of Capital Stock of each first tier or other applicable controlled foreign corporation;
(4)any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed);
(5)the Equity Interests in any Person that is not an Issuer, a Guarantor or a Subsidiary of an Issuer or a Guarantor, to the extent and for so long as the grant of the Lien shall constitute or result in a breach of, or default under, the terms of such Person’s joint venture agreement, limited liability company agreement, joint operating agreement or similar document (other than to the extent that any such term would be rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law);
(6)any carbon credits or similar credits;
(7)any individual real property with a fair market value of less than $5,000,000, and, together with all other real property excluded from the Collateral under this clause (7), with a fair market value of less than $10,000,000, provided that such real property does not constitute a portion of the Principal Properties;
(8)assets or property owned by any Issuer or Guarantor that are subject to a Lien described under clause (7) of the definition of Permitted Liens if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Indebtedness, including Finance Lease Obligations) prohibits the creation of any other Lien on such assets or property;
(9)Excluded Deposit Accounts; and
(10)certain other items set forth in the Security Documents.
provided, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).
“Excluded Contributions” means net cash proceeds received by the Partnership and its Restricted Subsidiaries as equity capital contributions after the date hereof, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate and not previously included in the calculation set forth in clause (1)(b) of Section 4.07 hereof for purposes of determining whether a Restricted Payment may be made.

“Excluded Deposit Accounts” means (i) any payroll account, (ii) any withholding tax, benefits, escrow, trust, customs or any other fiduciary account and (iii) any zero balance deposit account.
“Excluded Subsidiary” means any Subsidiary that is:
(1)any Foreign Subsidiary that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, and any Subsidiary of such Foreign Subsidiary;
(2)any Restricted Subsidiary of the Partnership; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $2.5 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Partnership are available, as reflected on such income statements, do not in the aggregate exceed $5.0 million; or
(3)any Subsidiary that is disregarded as an entity separate from its owner for U.S. federal income tax purposes if substantially all of the direct or indirect assets of such Subsidiary are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code.
“Existing ABL Facility” means the ABL Credit Agreement, dated as of September 30, 2016, among CVR Partners, LP and certain other of its subsidiaries party thereto, and UBS AG, Stamford Branch, as administrative agent and collateral agent, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.
“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Partnership and its Restricted Subsidiaries in existence on the date hereof, until such amounts are repaid.
“Existing Notes” means the 9.250% senior secured notes due 2023 of the Issuers, issued pursuant to the Existing Notes Indenture.
“Existing Notes Indenture” means the Indenture, dated as of June 10, 2016, among the Issuers and certain other subsidiaries of the Partnership, the Existing Notes Trustee and the Collateral Trustee, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.
“Existing Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Existing Notes Indenture, together with its successor or successors in such capacity.
“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. For purposes of determining compliance with Article 4 hereof, any determination that the fair market value of assets other than cash or Cash Equivalents is equal to or greater than $40.0 million will be made by the Board of Directors of the General Partner and evidenced by a resolution thereof.
“Finance Corp.” has the meaning set forth in the preamble to this Indenture and any and all successors thereto.
“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.
“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.
“Fixed Charge Coverage Ratio” means with respect to the Partnership and its Restricted Subsidiaries for any four-quarter reference period, the ratio of the Consolidated EBITDA of the Partnership and its Restricted Subsidiaries for such period to the Fixed Charges of the Partnership and its Restricted Subsidiaries for such period. In the event that the Partnership or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings and repayments) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of such ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)acquisitions, dispositions, mergers, consolidations, Investments, business restructurings, operational changes and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by the Partnership or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect (including any Consolidated EBITDA and any pro forma expense and cost reductions and other operating improvements or synergies that have occurred or are, in the reasonable judgment of the chief financial or accounting officer of the General Partner, reasonably likely to occur within one year of the Calculation Date, regardless of whether those expense and cost reductions or other operating improvements or synergies could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto) as if they had occurred on the first day of the four-quarter reference period; provided that, in the case of such expense and cost reductions or other operating improvements or synergies, the amount of such adjustments are determined by the chief financial or similar officer of the General Partner based on the reasonable good faith belief of such officer at the time of determination; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Partnership or was merged with or into the Partnership or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated EBITDA for such reference period shall be calculated on a pro forma basis;
(2)the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;
(3)the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Partnership or any of its Restricted Subsidiaries following the Calculation Date;
(4)if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation;
(5)if any Indebtedness to which pro forma effect is being given bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations under Hedging Contracts applicable to such Indebtedness if such Hedging Contract has a remaining term as at the Calculation Date in excess of 12 months);
(6)interest on a Finance Lease Obligation and imputed interest on Attributable Debt shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Partnership to be the rate of interest implicit in such Finance Lease Obligation or Attributable Debt in accordance with GAAP; and
(7)interest income reasonably anticipated by the Partnership to be received during the applicable four-quarter period from cash or Cash Equivalents held by the Partnership or any of its Restricted Subsidiaries, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of
(1)the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Contracts or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, but in each case excluding (w) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (z) any expense of bridge, commitment or other financing fees; plus
(2)the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon, during such period; plus
(4)the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Partnership (other than Disqualified Stock) or to the Partnership or a Restricted Subsidiary of the Partnership during such period times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; less
(B) to the extent included in (A) above, write-offs of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness prior to its Stated Maturity, and the interest income of such Person and its Restricted Subsidiaries for such period;
in each case, on a consolidated basis and determined in accordance with GAAP.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States, which are in effect on the date hereof (except as otherwise indicated herein).

“General Partner” means the general partner of the Partnership.
“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.
The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.
“Guarantors” means each of:
(1)the Domestic Subsidiaries of the Partnership, other than Finance Corp., executing this Indenture as initial Guarantors; and
(2)any other Restricted Subsidiary of the Partnership, other than Finance Corp., that becomes a Guarantor in accordance with the provisions of this Indenture; and their respective successors and assigns, in each case until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture; provided that Excluded Subsidiaries shall not be required to become Guarantors (but may elect, at their option, to become Guarantors).
“Hedging Contracts” means, with respect to any specified Person:
(1)interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;
(2)foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3)any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and
(4)other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates; and in each case are entered into only in the normal course of business and not for speculative purposes.
“Holder” means a Person in whose name a Note is registered.
“Hydrocarbons” means natural gas, liquid hydrocarbons, gaseous hydrocarbons, petroleum coke and all constituents, elements or compounds thereof and products refined or processed therefrom.
“IAI Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments;
(3)in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;
(4)in respect of bankers’ acceptances;
(5)representing Finance Lease Obligations;
(6)representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor; or
(7)representing any obligations under Hedging Contracts, other than obligations under Hedging Contracts that are incurred in the normal course of business and not for speculative purposes and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that the amount of such Indebtedness secured by a Lien shall be the lesser of (a) the fair market value of such asset at the date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.
For the avoidance of doubt, the term “Indebtedness” excludes any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, earnout or contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets.
The amount of any Indebtedness outstanding as of any date will be:
(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and
(3)the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:
(1)any liability for foreign, federal, state, local or other taxes;
(2)any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five business days of its incurrence;
(3)any liability owed to any Person in connection with workers’ compensation or similar liabilities, health, disability or other employee benefits, unemployment or insurance or self-insurance obligations, or insurance contracts, reclamation, statutory obligations, bankers’ acceptances and bid, performance, advance payment, deposit, appeal and surety or similar bonds, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn, or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business (in each case other than an obligation for money borrowed);
(4)any indebtedness that is satisfied and discharged or defeased by legal defeasance in accordance with the terms of the instrument governing such indebtedness;
(5)any obligation arising from any agreement providing for indemnities, purchase price adjustments, earnouts, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets;
(6)any obligation in respect of buy-sell or similar arrangements related to renewable fuel credits (including, without limitation, renewable identification numbers and biodiesel credits);
(7)Indebtedness, the proceeds of which are funded into an escrow or other trust arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to such Person or any of its Restricted Subsidiaries; and
(8)any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.
No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the first $550,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.
“Initial Purchaser” means Jefferies LLC.
“Insolvency or Liquidation Proceeding” means (1) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to either Issuer or any Guarantor; (2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to either Issuer or any Guarantor or with respect to a material portion of their respective assets; (3) any liquidation, dissolution, reorganization or winding up of either Issuer or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (4)

any assignment for the benefit of creditors or any other marshalling of assets and liabilities of either Issuer or any Guarantor.
“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of September 30, 2016, among the ABL Collateral Agent, Wilmington Trust, National Association, as applicable parity lien representative, Wilmington Trust, National Association, as parity lien collateral trustee, the Issuers and certain subsidiaries of the Partnership, as amended, restated, supplemented, modified, and/or replaced from time to time.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Ratings Agency.
“Investment Grade Securities” means:
(1)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;
(2)debt securities or debt instruments with an investment grade rating (but not including any debt securities or instruments constituting loans or advances among the Partnership and its Subsidiaries);
(3)investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4)corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments” means, with respect to any Person, (a) all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations, other than guarantees of obligations incurred in the ordinary course of business and not constituting Indebtedness), extensions of credit, advances or capital contributions (excluding (1) commission, travel and similar advances to officers, directors and employees made in the ordinary course of business and (2) advances to customers and suppliers in the ordinary course of business or that are recorded as accounts receivable or prepaid expenses on the balance sheet), and (b) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In no event shall a guarantee of an operating lease or other business contract of the Partnership or any Restricted Subsidiary be deemed an Investment. If the Partnership or any Restricted Subsidiary of the Partnership sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Partnership such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Partnership, the Partnership will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Partnership or any Restricted Subsidiary of the Partnership of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Partnership or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of or in connection with the acquisition of such Person by the Partnership or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in Section 4.07(c) hereof.
“Issue Date” means June 23, 2021.
“Issuers” has the meaning assigned to it in the preamble to this Indenture.
“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Partnership in which the Partnership or any of its Restricted Subsidiaries makes any Investment.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.
“Make Whole Premium” means, with respect to a Note at any time, the excess, if any of (a) the present value at such time of (i) the redemption price of such Note at June 15, 2024, plus (ii) any required interest payments due on such Note through June 15, 2024 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note. The Partnership shall calculate or cause the calculation of the Make Whole Premium and the Trustee shall have no duty to calculate or verify the calculation of the Make Whole Premium.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Partnership or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;
(2)taxes paid or estimated to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions, any tax sharing arrangements and any dividends or distributions made by the Partnership or any Restricted Subsidiary to the owners of the Partnership in amounts sufficient for the direct or indirect parents to pay certain taxes, as set forth in Section 4.07 hereof;
(3)amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and
(4)any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Partnership or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Partnership or its Restricted Subsidiaries from such escrow arrangement, as the case may be.
“Non-Recourse Debt” means Indebtedness:
(1)as to which neither the Partnership nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for Customary Recourse Exceptions, or (b) is directly or indirectly liable as a guarantor or otherwise, except in the case, for (i) Liens permitted pursuant to clause (10) of the definition of “Permitted Liens” and (ii) any guarantee given solely to support such Liens, which guarantee is not recourse to the Partnership or any Restricted Subsidiary; and
(2)no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Partnership or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
For purposes of determining compliance with Section 4.09 hereof, in the event that any Non-Recourse Debt of any of the Partnership’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Partnership.
“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement.
“Note Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under this Indenture and on the Notes.
“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Priority Collateral” shall mean any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors, in each case to the extent otherwise constituting Collateral for the Notes (and not Excluded Assets) including any assets or properties that, but for the application of Section 552 of the Bankruptcy Code, would constitute Collateral: (a) all fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries; (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all real property; (f) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (g) all intercompany indebtedness of the Issuers and their Subsidiaries; (h) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (i) all proceeds of insurance policies (which excludes any such proceeds that relate to ABL Priority Collateral); (j) all books and records related to the foregoing and not relating to ABL Priority Collateral; (k) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (l) all other collateral not constituting ABL Priority Collateral.
“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the Final Offering Memorandum of the Issuers, dated June 8, 2021, relating to the Notes.
“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary or any Vice-President of such Person, or, if such Person is a limited partnership or limited liability company, such Person’s direct or indirect parent.
“Officer’s Certificate” means a certificate signed on behalf of the Partnership by one Officer of the Partnership or the General Partner, who must be the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Partnership or the General Partner, that meets the requirements of Section 13.03 hereof and is delivered to the Trustee or the Collateral Trustee, as applicable.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee or the Collateral Trustee, as applicable, that meets the requirements of Section 13.03 hereof. The counsel may be an employee of or counsel to the Partnership, any Subsidiary of the Partnership or the Trustee or the Collateral Trustee, as applicable.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Pari Passu Debt” means any Indebtedness of either Issuer or the Guarantors that is secured equally and ratably by a Lien on substantially the same assets which secure the Notes (including the Existing Notes (together with the related note guarantees of the guarantors thereof) and the related Note Obligations (as defined in the Intercreditor Agreement) and any additional Notes issued under this Indenture but excluding, for the avoidance of doubt, any Parity Lien Debt secured by Liens on the Collateral that the Partnership elects to subordinate to the Liens securing the Obligations with respect to the Notes and Note Guarantees).
“Parity Lien Debt” means:
(1)the Initial Notes together with the related Note Guarantees of the Guarantors;
(2)all fees, expenses and all other obligations under the Parity Lien Documents, whether or not allowed or allowable in an Insolvency or Liquidation Proceeding;
(3)Pari Passu Debt;
(4)Indebtedness of either Issuer or the Guarantors that is intended to be secured on a junior lien basis by a lien on substantially the same assets that secure the Notes; provided that appropriate joinder documentation has been delivered pursuant to the Collateral Trust Agreement; and
(5)all obligations arising with respect to any of the foregoing, including, without limitation, principal, premium, interest (including post-petition interest at the rate provided in the relevant Parity Lien Document, whether or not a claim for post-petition interest is allowable in an applicable Insolvency or Liquidation Proceeding), fees, indemnifications, expenses and other obligations and guarantees of the foregoing.
“Parity Lien Documents” means, collectively, the Existing Notes Indenture, the Existing Notes, this Indenture, the Notes and each of the other agreements, documents and instruments providing for or evidencing any Parity Lien Debt, and any other document or instrument executed or delivered at any time in connection with any Parity Lien Debt, including any security documents securing any Parity Lien Debt and any intercreditor or joinder agreement among holders of Parity Lien Debt, to the extent such are effective at the time, in each case as may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time.
“Parity Lien Obligations” means Parity Lien Debt and all Obligations in respect thereof.
“Partnership” has the meaning set forth in the preamble to this Indenture.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of CVR Partners, LP, dated as of April 13, 2011, as amended by that certain Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of CVR Partners, LP, effective as of January 1, 2018.
“Permitted Business” means either (1) any business conducted or proposed to be conducted by the Partnership and the Restricted Subsidiaries of the Partnership that is the same as, or reasonably related, ancillary or complementary to, the businesses in which the Partnership and the Restricted Subsidiaries are engaged in on the date hereof, as determined in good faith by the Partnership, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.
“Permitted Business Investments” means Investments by the Partnership or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Partnership or in any Joint Venture, provided that:
(1)either (a) at the time of such Investment the Fixed Charge Coverage Ratio for the Partnership is, and immediately after the making of such Investment would be, equal to or greater than 1.75 to 1.0 or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined under Section 4.07) not previously expended at the time of the making of such Investment;
(2)if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Partnership or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Partnership or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Partnership and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or under clause (13) of the definition of Permitted Debt; and
(3)such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.
“Permitted Investments” means:

(1)any Investment in the Partnership or in a Restricted Subsidiary of the Partnership (including, without limitation, through purchases of Notes, Note Guarantees or other Senior Debt);
(2)any Investment in cash or Cash Equivalents or Investment Grade Securities;
(3)any Investment by the Partnership or any Restricted Subsidiary of the Partnership in a Person, if as a result of such Investment:
(a)such Person becomes a Restricted Subsidiary of the Partnership; or
(b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Partnership or a Restricted Subsidiary of the Partnership; and in each case, any Investment held by such Person specified in clauses (a) or (b) of this clause (3) that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation;
(4)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and not in violation of Section 4.10 hereof or from any other disposition of assets not constituting an Asset Sale;
(5)any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Partnership;
(6)any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Partnership or any of its Restricted Subsidiaries with respect to any secured Investment in default or (b) litigation, arbitration or other disputes with Persons that are not Affiliates;
(7)Hedging Contracts;
(8)Permitted Business Investments;
(9)loans or advances to employees of the Partnership or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the General Partner, in an aggregate principal amount of $5.0 million at any one time outstanding;
(10)any Investment existing on, or made pursuant to binding commitments existing on, the date hereof, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted under this Indenture;

(11)other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date hereof that are at the time outstanding not to exceed the greater of (a) $50.0 million and (b) 4.5% of the Partnership’s Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;
(12)any Investment in a Joint Venture consisting of Carbon Capture Assets for the purpose of permitting the Partnership or any of its Restricted Subsidiaries or Affiliates to qualify for any CCUS Tax Credit; provided that the book value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the date hereof that are at the time outstanding, not to exceed the greater of (a) $100.0 million and (b) 10% of the Partnership’s Consolidated Net Tangible Assets; provided, however, that if any such Joint Venture becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;
(13)guarantees of Indebtedness of any Issuer or any Restricted Subsidiary or Guarantor which Indebtedness is permitted by Section 4.09;
(14)Investments owned by any Person at the time such Person merges with, or is acquired by, the Partnership or any Restricted Subsidiary thereof; provided that such Investments are not incurred in contemplation of such merger or acquisition;
(15)Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business; and
(16)Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.
“Permitted Liens” means:
(1)any Liens securing the Existing ABL Facility or any other Credit Facilities incurred under clause (1) of the definition of Permitted Debt;
(2)Liens securing the Notes issued on the Issue Date and the related Note Guarantees;

(3)Liens in favor of the Partnership or any Restricted Subsidiary or Guarantor;
(4)Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Partnership or any Restricted Subsidiary of the Partnership, provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition, merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof and after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Lien arose) other than those of the Person acquired, merged into or consolidated with the Partnership or the Restricted Subsidiary;
(5)Liens on property existing at the time of acquisition of the property by the Partnership or any Restricted Subsidiary of the Partnership, provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition and do not extend to any property (other than improvements thereon, accessions thereto and after-acquired property to the extent it would have been subject to a Lien in respects of the arrangements under which such Liens arose) other than the property so acquired by the Partnership or the Restricted Subsidiary;
(6)any interest or title of a lessor to the property subject to a Finance Lease Obligation or operating lease;
(7)Liens to secure Indebtedness (including Finance Lease Obligations) permitted by clause (4) of Section 4.09(b) hereof covering only the assets acquired, constructed, installed or improved with, or financed by, such Indebtedness (and improvements thereon, accessions thereto and proceeds thereof);
(8)Liens existing on the date hereof (including Liens securing the Existing Notes, but excluding Liens securing ABL Obligations);
(9)Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, industrial development, pollution control or similar bonds, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;
(10)Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Partnership or any Restricted Subsidiary of the Partnership to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;
(11)Liens on pipelines or other facilities or equipment that arise by operation of law, rule or regulation;
(12)Liens arising under construction contracts, interconnection agreements, operating agreements, joint venture agreements, partnership agreements, shared service agreements,

division orders, contracts for sale, real property leases and other agreements arising in the ordinary course of business of the Partnership and its Restricted Subsidiaries that are customary in the Permitted Business;
(13)Liens upon specific items of inventory, receivables or other goods or proceeds therefrom of the Partnership or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds therefrom and permitted by Section 4.09 hereof;
(14)Liens securing (a) any defeasance trust; provided that such Liens do not extend to any assets or properties that are not part of such defeasance trust, or (b) Liens relating to escrow arrangements securing Indebtedness incurred in accordance with this Indenture;
(15)Liens to secure performance of Hedging Contracts, or letters of credit issued in connection therewith, of the Partnership or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;
(16)Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;
(17)other Liens incurred by the Partnership or any Restricted Subsidiary of the Partnership, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (17) does not exceed the greater of (a) $50.0 million and (b) 4.5% of the Partnership’s Consolidated Net Tangible Assets at the time of such incurrence;
(18)any Lien renewing, extending, refinancing or refunding a Lien permitted by any other clause (other than clauses (35) and (37)) in this definition of “Permitted Liens,” provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof and after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which the original Lien arose);
(19)Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged), and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(20)Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;
(21)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
(22)carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;
(23)licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the good faith judgment of an authorized officer of the Partnership, in the aggregate, materially diminish the value of such properties or materially interfere with their use in the operation of the business of the Partnership or any of its Restricted Subsidiaries;
(24)leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Partnership or any of its Restricted Subsidiaries;
(25)with respect to any leasehold interest where the Partnership or any Restricted Subsidiary of the Partnership is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;
(26)Liens arising from Uniform Commercial Code financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Partnership or any of its Restricted Subsidiaries granted in the ordinary course of business;
(27)Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;
(28)deposits made in the ordinary course of business to secure liability to insurance carriers;
(29)Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Partnership or any of its Restricted Subsidiaries in the ordinary course of business;
(30)Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(a)(7) hereof so long as such Liens are adequately bonded;
(31)Liens deemed to exist in connection with Investments in repurchase agreements permitted by Section 4.09 hereof, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(32)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(33)Liens solely on any cash earnest money deposits made by the Partnership or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Indenture;
(34)Liens securing obligations in respect of Treasury Management Arrangements;
(35)Liens permitted by the Coffeyville Master Service Agreement, as such agreement may be amended, restated, modified, supplemented and/or replaced from time to time; provided that any such amendment is not materially more disadvantageous to the Partnership and its Restricted Subsidiaries than the agreement in effect on the date hereof, as determined in good faith by an authorized officer of the Partnership;
(36)Liens securing Pari Passu Debt in an aggregate principal amount not to exceed the greater of (a) $60.0 million at any time outstanding (excluding the Existing Notes) and (b) an amount such that, after giving pro forma effect to the Liens securing such Pari Passu Debt, the Secured Leverage Ratio does not exceed 4.5 to 1.0, to the extent such Indebtedness is permitted by Section 4.09(a) hereof; and
(37)Liens securing Indebtedness that is secured by Liens on the Collateral that are junior in priority to the Notes.
The Issuers may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category). Any Liens under clause (35) existing on the date hereof shall be considered incurred under clause (35) and may not be later reclassified.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Partnership or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Partnership or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:
(1)the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);
(2)such Permitted Refinancing Indebtedness has (i) a final maturity date that is either (A) no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced defeased or refunded or (B) after the final maturity date of the Notes and (ii) has a Weighted Average Life to Maturity that is either (A) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced defeased or refunded, or (B) longer than the Weighted Average Life to Maturity of the Notes;
(3)if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(4)such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Partnership (other than Finance Corp.) that is not a Guarantor if the Partnership or a Guarantor is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09 hereof shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal Properties” means, collectively, (1) the Partnership’s nitrogen fertilizer plant located at 701 East Martin Street, Coffeyville, Kansas and (2) CVR Nitrogen, LP’s nitrogen fertilizer plant located at 16675 U.S. Route 20 West, East Dubuque, Illinois.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualifying Owners” means, collectively, (1) Icahn Enterprises L.P., the Related Parties and/or one or more of their respective Affiliates and (2) CVR Energy, Inc. and CVR Services, LLC. For purposes of Section 4.11 hereof, any entity that would be deemed to be an “Affiliate” because its equity is owned by one or more of the Qualifying Owners identified in clause (1) will not be deemed to be an Affiliate for purposes of Section 4.11 hereof.
“Rating Agencies” means Moody’s or S&P or, if Moody’s or S&P shall not make a rating of the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Partnership, which shall be substituted for Moody’s or S&P, as the case may be.
“Ratings Decline Period” means the period that (1) begins on the occurrence of a Change of Control and (2) ends 60 days following consummation of such Change of Control.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A2 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
“Related Parties” means (1) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise and “Controlled” has a corresponding meaning. For the purposes of this definition, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.
“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
“Reporting Default” means a failure by the Partnership to comply with the provisions under Section 4.03 hereof for more than 180 days.
“Responsible Officer,” when used with respect to the Trustee or the Collateral Trustee, as applicable, means any vice president, assistant vice president, any trust officer or assistant trust officer, or any other officer of the corporate trust group of the Trustee or the Collateral Trustee, as applicable (or any successor group of the Trustee), customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” refers to S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means, with respect to the Partnership or any of its Restricted Subsidiaries, any arrangement relating to property now owned or hereafter acquired whereby the Partnership or a Restricted Subsidiary transfers such property to a Person and the Partnership or a Restricted Subsidiary leases it from such Person, in each case, to the extent classified as a sale and leaseback transaction in accordance with GAAP; provided that any such arrangements with respect to catalyst or precious metals that are entered into in the ordinary course of business shall not be deemed to be Sale and Leaseback Transactions.
“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.
“Secured Debt” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Partnership and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the holders of the Indebtedness secured thereby) as of such date consisting of (without duplication) Indebtedness for borrowed money (including unreimbursed outstanding drawn amounts underfunded letters of credit (other than letters of credit in respect of trade payables)), Finance Lease Obligations, Attributable Debt and debt obligations evidenced by bonds, notes, debentures or similar instruments, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation, and for the avoidance of doubt, excluding obligations under Hedging Contracts) that, in each case, is then secured by Liens on property or assets of the Partnership or its Restricted Subsidiaries and consists of the Notes or Indebtedness constituting of ABL Debt or Pari Passu Debt, minus (2) the amount of cash and Cash Equivalents held by the Partnership and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.
“Secured Leverage Ratio” means, on any date, the ratio of Secured Debt on such date to Consolidated EBITDA of the Partnership for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which internal financial statements are available. In the event that the Partnership or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date, then the Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.
In addition, for purposes of calculating the Secured Leverage Ratio:
(1)acquisitions, dispositions, mergers, consolidations, Investments, business restructurings, operational changes and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by the Partnership or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect (including any pro forma expense and cost reductions and other operating improvements that have occurred or are, in the reasonable judgment of the chief financial or accounting officer of the General Partner, reasonably likely to occur within one year of the Calculation Date, regardless of whether those expense and cost reductions or other operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto) as if they had occurred on the first day of the four-quarter reference period; provided that, in the case of such expense and cost reductions or other operating improvements, such adjustments are set forth in an Officer’s Certificate signed by the chief financial officer or similar officer of the General Partner that states (i) the amount of such adjustments and (ii) that such adjustments are based on the reasonable good faith belief of the officer executing such Officer’s Certificate at the time of such execution and the factual basis on which such good faith belief is based; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Partnership or was merged with or into the Partnership or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated EBITDA for such reference period shall be calculated on a pro forma basis; and
(2)the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Security Agreement” means the Parity Lien Security Agreement, dated as of June 10, 2016, among the Issuers, the other grantors party from time to time thereto, and the Collateral

Trustee, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.
“Security Documents” means the Collateral Trust Agreement, the Security Agreement, the Intercreditor Agreement and all other security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuers or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Collateral Trust Agreement.
“Senior Debt” means:
(1)all Indebtedness of the Partnership or any of its Restricted Subsidiaries outstanding under the Existing ABL Facility and all obligations under Hedging Contracts with respect thereto;
(2)the Existing Notes;
(3)any other Indebtedness of the Partnership or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee; and
(4)all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).
Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include: (a) any intercompany Indebtedness of the Partnership or any of its Restricted Subsidiaries to the Partnership or any of its Affiliates; or (b) any Indebtedness that is incurred in violation of this Indenture.
For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Partnership or any of its Restricted Subsidiaries.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Stock Equivalent” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options or other rights to purchase,

subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Subsidiary” means, with respect to any specified Person:
(1)any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.
“Syngas Stream” means the gas that is produced in the gasifier and delivered to the Selexol unit for treatment and purification of the CO2 Stream.
“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2024; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Partnership shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Partnership will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means Wilmington Trust, National Association, in its capacity as Trustee under this Indenture, together with its successor or successors in such capacity.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.
“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means any Subsidiary of the Partnership (other than Finance Corp.) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
(1)except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt;
(2)is not party to any agreement, contract, arrangement or understanding with the Partnership or any Restricted Subsidiary of the Partnership unless the terms of any such agreement, contract, arrangement or understanding would be permitted under Section 4.11 hereof after giving effect to the exceptions thereto;
(3)is a Person with respect to which neither the Partnership nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Section 4.07 or Section 4.09 hereof; and
(4)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Partnership or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation or would be permitted under Section 4.07 hereof.
All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have directly a Board of Directors, Voting Stock means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)the then outstanding aggregate amount of such Indebtedness.
Section 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“After-Acquired Collateral”	10.09
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.13
“Change of Control Payment”	4.13
“Change of Control Settlement Date”	4.13
“Covenant Defeasance”	8.03
“DTC”	2.03
“Eliminated Covenants”	4.16
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incremental Funds”	4.07
“incur”	4.09
“Legal Defeasance”	8.02
“Mortgage”	10.10
“Mortgaged Property”	10.10
“Mortgage Policy”	10.10
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Principal Property Sale”	4.10
“Registrar”	2.03
“Restricted Payments”	4.07
“Trailing Four Quarters”	4.07

Section 1.03. Rules of Construction.

Unless the context otherwise requires:
(1)a term has the meaning assigned to it;
(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)“or” is not exclusive and “including” is not limiting;
(4)words in the singular include the plural, and in the plural include the singular;
(5)“will” shall be interpreted to express a command;
(6)provisions apply to successive events and transactions;
(7)references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;
(8)any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;
(9)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and
(10)the phrase “in writing” as used herein shall be deemed to include PDF attachments and other electronic means of transmission, unless otherwise indicated.
ARTICLE 2.
THE NOTES

Section 2.01. Form and Dating. (a) General. The Notes and the Trustee’s certificate of authentication thereof will be substantially in the form of Exhibits A1 and A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
(1)The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors, the Trustee and the Collateral Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)Temporary Global Notes. Notes offered and sold in reliance on Regulation S may be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:
(1)a written certificate from the Depositary, if available, together with copies of certificates from Euroclear and Clearstream, if available, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and
(2)an Officer’s Certificate from the Issuers.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures and the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests therein as hereinafter provided.
(3)Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of

Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
Section 2.02. Execution and Authentication. At least one Officer must sign the Notes for each Issuer by manual, facsimile, PDF attachment or other electronically transmitted signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Partnership.
Section 2.03. Registrar and Paying Agent. The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of the Partnership’s Subsidiaries may act as Paying Agent or Registrar. The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent (at the Corporate Trust Office of the Trustee) and to act as Custodian with respect to the Global Notes.
Section 2.04. Paying Agent to Hold Money in Trust. The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium or interest, if any, on, the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) will have no further liability for the money. If an Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.
Section 2.05. Holder Lists. The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.
Section 2.06. Transfer and Exchange. (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All beneficial interests in the Global Notes will be exchanged by the Issuers for Definitive Notes if:
(1)the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 90 days after the date of such notice from the Depositary;
(2)the Issuers, at their option but subject to DTC’s requirements, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or
(3)there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.
Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, other than Definitive Notes issued pursuant to any of the events described above in Section 2.06(a)(1), (a)(2) or (a)(3). A Global Note may not be exchanged for another Note other than as provided in this 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).
(2)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
(A)both:
(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(B)both:
(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b) hereof;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.
Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.
(3)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof; and
(B)if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(4)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(B)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(b)(4), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to Section 2.06(b)(4).
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.
(1)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;
(F)if such beneficial interest is being transferred to the Issuers or any of the Partnership’s Subsidiaries, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(G)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(2)Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(3)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note,

a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(B)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(c)(3), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(4)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.
(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.
(1)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;
(F)if such Restricted Definitive Note is being transferred to the Issuers or any of the Partnership’s Subsidiaries, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(G)if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.
(2)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(A)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(d)(2), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(3)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(d)(2) or Section 2.06(d)(3) at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(1)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
(2)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(e)(2), if the Registrar or the Issuers so request, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1)Private Placement Legend.

(A)Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:
(1)    REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,
(2)    AGREES THAT IT WILL NOT, WITHIN, THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS,
(3)    AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER

THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, AND
(4)    WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH, A “PLAN”), OR
(B)    THE ACQUISITION, HOLDING, AND SUBSEQUENT DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
(5)    IF THE HOLDER IS A PLAN, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT(A) NEITHER THE PARTNERSHIP, THE INITIAL PURCHASER, NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE, OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY, IN CONNECTION WITH THE ACQUISITION OF THIS SECURITY, AND (B) THE FIDUCIARY OF THE PLAN MAKING THE DECISION TO ACQUIRE THIS SECURITY IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THIS SECURITY.
IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.”
(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4),(d)(2), (d)(3) (e)(2) or (e)(3)

of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
(2)Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THE AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(3)Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES

GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”
(g)Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole but not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h)General Provisions Relating to Transfers and Exchanges.
(1)To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(2)No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.13 and 9.05 hereof).
(3)The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(4)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(5)Neither the Registrar nor the Issuers will be required:

(A)to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the sending of a notice of redemption of Notes to be redeemed or purchased pursuant to an offer to purchase and ending at the close of business on the day such notice of redemption is mailed;
(B)to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part;
(C)to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date; or
(D)to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.
(6)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.
(7)The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
(8)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically including by PDF.
(i)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(j)Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.
Section 2.07. Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note of like tenor and principal amount, bearing a number not contemporaneously outstanding, if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Issuers to protect the Issuers, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for expenses in replacing a Note.
Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Partnership in its discretion may, instead of issuing a new Note, pay such Note.
Section 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of either of the Issuers holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than either Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with either Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.
Section 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirements of the Exchange Act) in accordance with its customary procedures. The Trustee shall provide the Partnership a list of all Notes that have been cancelled from time to time as requested by the Partnership upon its written request and to the extent available under the Trustee’s customary procedures. The Issuers may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.
Section 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers given at least three Business Days prior to the date on which notice must be sent to Holders (or such shorter period as may be acceptable to the Trustee), the Trustee in the name and at the expense of the Issuers) will deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
Section 2.13. CUSIP Numbers and ISIN Numbers. The Issuers in issuing the Notes may use CUSIP numbers and ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices as a convenience to Holders, provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes and any such repurchase shall not be affected by any defect in or omission of such numbers. The Partnership will promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers. Any Additional Notes that are not fungible with the Initial Notes or other Additional Notes for U.S. federal income tax purposes shall be issued with a separate CUSIP or ISIN number.
ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 15 days prior to the date that a notice of redemption is delivered to Holders (or such shorter period as may be acceptable to the Trustee), an Officer’s Certificate setting forth:

(1)the clause of this Indenture pursuant to which the redemption shall occur
(2)the redemption date
(3)the principal amount of Notes to be redeemed; an
(4)the redemption price (if then determined and otherwise the method of determination).
Section 3.02. Selection of Notes to be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption on a pro rata basis, except that any Notes represented by a Note in global form pursuant to Article 2 hereof will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection and, in all cases, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed.
The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.
Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03. Notice of Redemption. Subject to the provisions of Section 3.09 hereof, at least 15 days but not more than 60 days before a redemption date, the Issuers will send electronically, mail or cause to be mailed, by first class mail, or as otherwise provided in accordance with the procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.
The notice will identify the Notes to be redeemed and will state:
(1)the redemption date;
(2)the redemption price (if then determined and otherwise the method of determination);
(3)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4)the name and address of the Paying Agent;
(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)that, unless the Issuers default in making such redemption payment, interest on Notes or portions thereof called for redemption ceases to accrue on and after the redemption date, subject to any condition precedent set forth in the notice;
(7)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(8)that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes;
(9)any conditions precedent to which the redemption or notice is subject; and
(10)any applicable CUSIP or ISIN number.
At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ names and at the Issuers’ expense; provided, however, that the Officer’s Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and is accompanied by a copy of the notice of redemption that sets forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price, unless the redemption is subject to a condition precedent that is not satisfied or waived.
Notice of any redemption of the Notes (including upon an Equity Offering) may, at the Issuers’ discretion, be given prior to a transaction or event and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

The notice of redemption, if sent or mailed in the manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.
Section 3.05. Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. Eastern Time (or such later time as may be agreed to by the Paying Agent or Trustee) on any redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased. In addition, any investment income, if any, earned on funds held by the Trustee or the Paying Agent shall be remitted to the Partnership.
If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.
Section 3.06. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. No Note in denominations of $2,000 or less shall be redeemed in part.
Section 3.07. Optional Redemption. (a) At any time prior to June 15, 2024, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes), upon not less than 15 nor more than 60 days’ notice (except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), at a redemption price equal to 106.125% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount not exceeding the net cash proceeds of one or more Equity Offerings; provided that:
(1)at least 60% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Partnership and its Subsidiaries); and
(2)the redemption occurs within 180 days of the date of the closing of each such Equity Offering.
(b)Prior to June 15, 2024, the Issuers may on any one or more occasions redeem all or part of the Notes, upon not less than 15 nor more than 60 days’ notice (except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), at a redemption price equal to the sum of
(1)the principal amount thereof, plus
(2)the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
(c)Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Partnership’s option prior to June 15, 2024.
(d)On and after June 15, 2024, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice (except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but excluding the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on June 15 of the years indicated below:

Year	Percentage
2024	103.063%
2025	101.531%
2026 and thereafter	100.000%

Unless the Partnership defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
(e)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption. The Partnership is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.09. Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.10 hereof, the Partnership is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.
The Asset Sale Offer shall be made to all Holders and all holders of Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Partnership will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Debt (on a pro rata basis based on the principal amount of Notes and such other Pari Passu Debt surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
If the Purchase Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
Upon the commencement of an Asset Sale Offer, the Partnership will send electronically, or mail or cause to be mailed, by first class mail or as otherwise provided in accordance with the procedures of DTC, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
(1)that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
(2)the Offer Amount, the purchase price and the Purchase Date;
(3)that any Note not tendered or accepted for payment will continue to accrue interest;
(4)that, unless the Partnership defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(5)that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;
(6)that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Partnership, a Depositary, if appointed by the Partnership, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(7)that Holders will be entitled to withdraw their election if the Partnership, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(8)that, if the aggregate principal amount of Notes and other Pari Passu Debt surrendered by Holders thereof exceeds the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer, the Trustee will select the Notes and the trustee or agent for such other Pari Passu Debt will select the Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a Global Note shall be selected by such method as DTC or its nominee or successor may require, or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) based on the principal amount of Notes and such other Pari Passu Debt surrendered (with such adjustments as may be deemed appropriate by the Partnership so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and
(9)that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
On or before the Purchase Date, the Partnership will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer, and required to be purchased pursuant to this Section 3.09 and Section 4.10 hereof, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Partnership in accordance with the terms of this Section 3.09. The Partnership, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Partnership for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry)

such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered, provided that such Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Partnership to the Holder thereof. The Partnership will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.
Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
ARTICLE 4.
COVENANTS

Section 4.01. Payment of Notes. The Issuers will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary of the Partnership, holds as of 10:00 a.m. New York City time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.
Section 4.02. Maintenance of Office or Agency. (a) The Issuers will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
(b)The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of the obligation to maintain an office or agency for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(c)The Partnership hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Partnership in accordance with Section 2.03 hereof: provided that, the Corporate Trust Office of the Trustee shall not be an office or agency of the Partnership for purposes of service of legal process on the Partnership.
Section 4.03. Reports. (a) So long as any Notes are outstanding, the Partnership will furnish to the Holders of Notes and the Trustee:
(1)within 90 days after the end of each fiscal year, (a) an audited consolidated balance sheet as of the end of such fiscal year, (b) an audited consolidated income statement for such fiscal year, (c) an audited consolidated statement of cash flows for such fiscal year, in each case of the Partnership and its consolidated Subsidiaries, prepared in accordance with GAAP, setting forth in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and including notes thereto and (d) a “Management’s discussion and analysis of financial condition and results of operations” that describes the financial condition and results of operations of the Partnership and its consolidated Subsidiaries; all such financial statements shall be audited by a certified public accountant of the Partnership that is independent and registered with the Public Company Accounting Oversight Board in accordance with generally accepted accounting standards in the United States;
(2)within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (a) an unaudited consolidated balance sheet as of the end of that quarter, (b) an unaudited consolidated income statement for such fiscal quarter and for the then elapsed portion of such fiscal year, (c) an unaudited consolidated statements of cash flows for the then elapsed portion of such fiscal year, in each case of the Partnership and its consolidated Subsidiaries, prepared in accordance with GAAP, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and including notes thereto and (d) a “Management’s discussion and analysis of financial condition and results of operations” that describes the financial condition and results of operations of the Partnership and its consolidated Subsidiaries; all such financial statements shall be certified by an officer of the Partnership as presenting fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Partnership and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP; and
(3)promptly from time to time after the occurrence of any of the following events, a current report that contains a brief summary of the material terms, facts and/or circumstances involved to the extent not otherwise publicly disclosed: (i) entry by the Partnership or a Restricted Subsidiary into an agreement outside the ordinary course of business that is material to the Partnership and its Subsidiaries, taken as a whole, any material amendment thereto or termination of any such agreement other than in accordance with its terms (excluding, for the avoidance of doubt, employee compensatory or benefit agreements or plans), (ii) completion of a merger of the Partnership with or into another Person or a material acquisition or disposition of assets by the Partnership or a Restricted Subsidiary outside the ordinary course of business, (iii) the institution of, or material development under, bankruptcy proceedings under the U.S. Bankruptcy Code or similar proceedings under state or federal law with respect to the Partnership or a Significant Subsidiary (as defined in Regulation S-X), or (iv) the Partnership’s incurring Indebtedness outside the ordinary course of business that is material to the Partnership (other than under a Credit Facility or other arrangement which was described in the Offering Memorandum or borrowings under a Credit Facility that has otherwise been disclosed previously), or a triggering event that causes the increase or acceleration of any such obligation and, in any such case, the consequences thereof are material to the Partnership or any Restricted Subsidiary.
(b)At any time the Partnership is not required to file reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, (a) after furnishing the Holders of notes the reports and financial statements required by clauses (1) and (2) of Section 4.03(a) hereof, the Partnership (or, if the Partnership furnishes information relating to a parent company pursuant to the succeeding paragraph, such parent company) will hold a conference call to discuss such reports and the results of operations for the relevant reporting period and (b) the Partnership (or parent company, if applicable) will issue a press release to an internationally recognized wire service prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders of Notes and Beneficial Owners of Notes, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Partnership (or parent company, if applicable) to obtain such information.
(c)In the event that any direct or indirect parent company of the Partnership becomes a guarantor of the Notes, this Indenture will permit the Partnership to satisfy its obligations under this Section 4.03 with respect to financial information relating to the Partnership by furnishing information relating to such parent company.
(d)If the Partnership has designated any of its Subsidiaries as Unrestricted Subsidiaries (or if the Partnership furnishes information relating to a parent company pursuant to Section 4.03(c) hereof), then, to the extent material, the quarterly and annual financial information required by Section 4.03(a) hereof will include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Partnership and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Partnership (or from the financial condition and results of operations of the subsidiaries of such parent company that are not Restricted Subsidiaries of the Partnership, if applicable).
(e)The Partnership will be deemed to have furnished such reports and information described above to the Holders of Notes if the Partnership has filed such reports or information, respectively, with the Commission using the EDGAR filing system (or any successor filing system of the Commission) or, if the Commission will not accept such reports or information, if the Partnership has posted such reports or information, respectively, on its website, and such reports or information, respectively, are publicly available to Holders of Notes through internet access. The Partnership will not take any action for the purpose of causing the Commission not to accept any such filings.
(f)The Issuers and the Guarantors agree that, for so long as any Notes remain outstanding and cannot be resold by non-affiliates without restriction under Rule 144, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g)The Trustee will have no responsibility whatsoever to determine whether or not such financial statements, auditors’ reports and other information, documents or reports have been posted on the Partnership’s website, on any online data system or filed with the SEC. Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuers’ compliance with the covenants in this Indenture or with respect to any reports or other documents filed with the Commission or EDGAR or any website under this Indenture, or participate in any conference calls.
(h)Any failure to comply with the provisions of this Section 4.03 shall be automatically cured (and the Partnership shall be deemed in compliance with this Section 4.03) when the Partnership provides all required reports to the Holders and Beneficial Owners of Notes or files all required reports with the SEC.
Section 4.04. Compliance Certificate. (a) The Issuers shall deliver to the Trustee and the Collateral Trustee, within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2021, an Officer’s Certificate stating that a review of the activities of the Partnership and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).
(b)So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee and the Collateral Trustee, within 30 days of any Officer of either Issuer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.
Section 4.05. Taxes. The Partnership will pay or discharge, and will cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders of the Notes.
Section 4.06. Stay, Extension and Usury Laws. Each of the Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07. Restricted Payments. The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)pay any dividend or make any other payment or distribution on account of the Partnership’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Partnership or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Partnership’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Partnership or payable to the Partnership or a Restricted Subsidiary of the Partnership);
(2)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Partnership) any Equity Interests of the Partnership, any direct or indirect parent of the Partnership or any Restricted Subsidiary of the Partnership (other than in exchange for Equity Interests of the Partnership (other than Disqualified Stock)) held by Persons other than the Partnership or any Restricted Subsidiary of the Partnership;
(3)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is contractually subordinated to the Notes or the Note Guarantees (excluding any intercompany Indebtedness between or among the Partnership and any of its Restricted Subsidiaries), except, in each case, a payment of (a) interest or principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (b) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or
(4)make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:
(1)    if the Fixed Charge Coverage Ratio for the Partnership’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Partnership and its

Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (14) of Section 4.07(b) hereof) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:
(a)    Available Cash with respect to the Partnership’s most recently completed quarter for which internal financial statements are available; plus
(b)    100% of the aggregate net cash proceeds and the fair market value of any Permitted Business or assets received by the Partnership after the date hereof (i) as a contribution to its equity capital or from the issue or sale of Equity Interests of the Partnership (other than Disqualified Stock), (ii) from the issue or sale of Equity Interests of any direct or indirect parent of the Partnership to the extent such net cash proceeds or other assets are actually or effectively contributed to the Partnership as equity or (iii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Partnership that have been converted into or exchanged for such Equity Interests of the Partnership (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Partnership); plus
(c)    100% of the net cash proceeds and the fair market value of assets received by the Partnership or any Restricted Subsidiary of the Partnership from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the date hereof, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Partnership or its Restricted Subsidiaries, and repayments of loans or advances and releases of guarantees which constitute Restricted Investments by the Partnership or its Restricted Subsidiaries and (ii) the sale (other than to the Partnership or a Restricted Subsidiary of the Partnership) of the Capital Stock of an Unrestricted Subsidiary; plus
(d)    the net reduction in Restricted Investments resulting from (i) dividends, repayments of loans or advances, or other transfers of assets in each case that are received by the Partnership or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or (ii) redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent any such amounts have not been included in Available Cash for any period commencing on or after the date hereof; plus
(e)    without duplication, in the event the Partnership or any Restricted Subsidiary of the Partnership makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a

Restricted Subsidiary of the Partnership, an amount equal to the fair market value of the existing Investment in such Person that was previously treated as a Restricted Payment (items (b), (c), (d) and (e) being referred to as “Incremental Funds”); minus
(f)    the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause(2) below; or
(2)    if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Partnership and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (14) of Section 4.07(b) hereof) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:
(a)    $100.0 million less the aggregate amount of all prior Restricted Payments made by the Partnership and its Restricted Subsidiaries pursuant to this clause (2)(a) since the date hereof, plus
(b)    Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.
(b)The restrictions in Section 4.07(a) hereof will not prohibit:
(1)the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or the giving of a redemption notice related thereto, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Indenture;
(2)the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Issuers or any Guarantor or of any Equity Interests of the Partnership or any of its Restricted Subsidiaries, the acquisition of any Restricted Investment or the making of any other Restricted Payment, in each such case in exchange for, or out of the net cash proceeds of the substantially concurrent (i) contribution (other than from a Restricted Subsidiary of the Partnership) to the equity capital of the Partnership or (ii) issuance or sale (other than to a Restricted Subsidiary of the Partnership) of, Equity Interests of the Partnership (other than Disqualified Stock) or any direct or indirect parent of the Partnership, with a contribution or sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment occurs not more than 120 days after such contribution or sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds;

(3)the payment, purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Issuers or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;
(4)the payment of any dividend or distribution by a Restricted Subsidiary of the Partnership to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Issuers or a Restricted Subsidiary;
(5)the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Partnership or any Restricted Subsidiary of the Partnership (or any direct or indirect parent of the Partnership) held by any current, future or former director, officer, consultant or employee of the Partnership, any Restricted Subsidiary of the Partnership, the General Partner or any direct or indirect parent of the Partnership or any Restricted Subsidiary of the Partnership, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to enable the General Partner or any other direct or indirect parent of the Partnership to repurchase Equity Interests owned by its directors, officers, consultants and employees), provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with unused amounts in any calendar year to be carried forward to successive calendar years and added to such amount); provided, further, that such amounts will be increased by the cash proceeds of key man life insurance policies received by the Partnership, its Restricted Subsidiaries, the General Partner or any other direct or indirect parent of the Partnership and contributed to the Partnership after the date hereof, provided, however, that the amount of any such cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds;
(6)the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of stock or unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock or unit options, warrants, incentives or rights to acquire Equity Interests;
(7)any purchase, redemption, retirement, defeasance or other acquisition for value of any subordinated Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness plus accrued and unpaid interest in accordance with provisions similar to Section 4.13 hereof and (ii) at a purchase price not greater than 100% of the principal amount thereof plus accrued and unpaid interest in accordance with provisions similar to Section 4.10 hereof; provided that, prior to or simultaneously with such purchase, redemption, retirement, defeasance or other acquisition, the Partnership shall have complied with Section 4.10 and Section 4.13 hereof, as the case may be, and repurchased all notes validly tendered for payment and not withdrawn in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;
(8)payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article 5 hereof;
(9)the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Partnership or any direct or indirect parent of the Partnership (and payment of dividends to any direct or indirect parent of the Partnership for such purpose);
(10)the declaration and payment of dividends or distributions by the Partnership or any Restricted Subsidiary to, or the making of loans to, the owners of the Partnership in amounts sufficient for the direct or indirect parents to pay, in each case, without duplication:
(a)    (1) franchise and excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain such direct or indirect parents’ existence to the extent attributable to the ownership or operation of the General Partner or the Partnership and its Restricted Subsidiaries; and (2) federal, foreign, state and local income taxes that would be payable by such direct or indirect parents on the income of the Partnership and its Subsidiaries without taking into account any other tax liabilities or tax assets, including net operating losses, of such direct or indirect parents; provided, that in each case, the amount of such payments or loans in any fiscal year does not exceed the amount that the Partnership and its Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes for such fiscal year were the Partnership and its Subsidiaries members of an affiliated, consolidated, combined, unitary or similar group of which the Partnership was the common parent;
(b)    (1) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Partnership to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the General Partner or the Partnership and its Restricted Subsidiaries and (2) any reasonable and customary indemnification claims made by directors or officers of the Partnership or the General Partner; and
(c)    general corporate administrative, operating and overhead costs and expenses of any direct or indirect parent of the Partnership to the extent attributable to the ownership or operation of the General Partner or the Partnership and its Restricted Subsidiaries;

(11)any payments in connection with a consolidation, merger or transfer of assets that is not prohibited by this Indenture not to exceed $5.0 million in the aggregate after the date hereof;
(12)so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, the declaration and payment of dividends on Disqualified Stock issued pursuant to Section 4.09 hereof;
(13)payments to the General Partner or other Affiliates of the Partnership in connection with the Affiliate Agreements, in each case as in effect on the date of hereof and as it may be amended or replaced thereafter, provided that any such amendment or replacement is not materially less favorable to the Partnership in any material respect than such agreement prior to such amendment or replacement, as determined in good faith by an authorized officer of the Partnership; and
(14)Restricted Payments in an aggregate amount not to exceed the amount of all Excluded Contributions.
(c)The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment or the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Partnership or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in the manner specified in the definition of that term. For purposes of determining compliance with this Section 4.07, (i) in the event that a Restricted Payment (or payment or other transaction that, except for being a Permitted Investment, would constitute a Restricted Payment) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (14) of Section 4.07(b) hereof, or is permitted pursuant to Section 4.07(a) hereof or is a Permitted Investment, the Partnership will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or other such transaction (or portion thereof) on the date made or later reclassify such Restricted Payment or other such transaction (or portion thereof) in any manner that complies with this Section 4.07; and (ii) in the event a Restricted Payment is made pursuant to Section 4.07(a), the Partnership will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds. For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of an Issuer or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.
Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)pay dividends or make any other distributions on its Capital Stock to the Partnership or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Partnership or any of its Restricted Subsidiaries;
(2)make loans or advances to the Partnership or any of its Restricted Subsidiaries; or
(3)sell, lease or transfer any of its properties or assets to the Partnership or any of its Restricted Subsidiaries.
(b)The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
(1)agreements as in effect on the date hereof and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date hereof, as determined in good faith by an authorized officer of the Partnership;
(2)this Indenture, the Notes (and any Additional Notes), the Note Guarantees, the Security Documents, the Intercreditor Agreement, the Existing ABL Facility and the ABL Documents;
(3)applicable law, rule, regulation, order, approval, license, permit or similar restriction;
(4)agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees, as determined in good faith by an authorized officer of the Partnership;
(5)any agreement or instrument governing Indebtedness or Equity Interests or any other agreement of a Person acquired by the Partnership or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred or such agreement entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred; and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument or agreement or any related Indebtedness, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in this Indenture or those agreements in effect at the time acquired, as determined in good faith by an authorized officer of the Partnership;
(6)customary provisions in storage agreements, transportation agreements or purchase and sale or exchange agreements, joint venture agreements or similar operating agreements or in licenses, easements, servitudes, rights of way or leases or other agreements, in each case, entered into in the ordinary course of business;
(7)Finance Lease Obligations, operating leases, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of Section 4.08(a) hereof;
(8)any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary of the Partnership that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
(9)Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by an authorized officer of the Partnership;
(10)Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof or agreements governing such Liens or the Indebtedness secured thereby that limit the right of the debtor to dispose of or otherwise transfer the assets subject to such Liens;
(11)any agreement or instrument relating to any property or assets acquired after the date hereof, so long as such encumbrance or restriction was in effect as of the date of the acquisition and relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;
(12)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(13)arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Partnership or any Restricted Subsidiary thereof in any manner material to the Partnership or any Restricted Subsidiary thereof, as determined in good faith by an authorized officer of the Partnership;

(14)provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, shareholders’ agreements, partnership agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Board of Directors of the General Partner or in the ordinary course of business, which limitation is applicable only to the assets or property that is the subject of such agreements;
(15)provisions restricting subletting or assignment of any lease governing a leasehold interest of the Partnership or any Restricted Subsidiary, or restrictions in licenses (including licenses of intellectual property) relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property; provided that such encumbrances or restrictions do not materially affect the ability of the Partnership to make principal or interest payments on the Notes when due as required by the terms of this Indenture, as determined in good faith by an authorized officer of the Partnership;
(16)any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument or agreement or any related Indebtedness, if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) any such encumbrance or restriction (i) is not materially more restrictive, taken as a whole, than those contained in this Indenture or those agreements in effect at the time incurred or (ii) does not materially affect the Partnership’s ability to make principal or interest payments on the Notes when due as required by the terms of this Indenture, in each case, as determined in good faith by an authorized officer of the Partnership; and
(17)any Permitted Investment under clauses (6), (7), (8) and (10) of the definition thereof.
For purposes of determining compliance with this Section 4.08, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Partnership or a Restricted Subsidiary of the Partnership to other Indebtedness incurred by the Partnership or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Section 4.09. Incurrence of Indebtedness and Issuance of Disqualified Stock. (a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Partnership will not issue any Disqualified Stock, and the

Partnership will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any Disqualified Stock; provided, however, that the Partnership and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if, for the Partnership’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, the Fixed Charge Coverage Ratio would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
(b)The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Stock described below:
(1)the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness (including guarantees and letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Partnership and its Subsidiaries thereunder) and then outstanding at any one time does not exceed the greater of (a) $100.0 million and (b) 7.5% of the Partnership’s Consolidated Net Tangible Assets determined on the date of such incurrence;
(2)the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Initial Notes and the related Note Guarantees;
(3)the incurrence by the Partnership or its Restricted Subsidiaries of the Existing Indebtedness other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b);
(4)the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness represented by Finance Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations) or the issuance by the Partnership or any of its Restricted Subsidiaries of Disqualified Stock, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other assets used in the business of the Partnership or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $45.0 million and (b) 4.5% of the Partnership’s Consolidated Net Tangible Assets determined at the time of such incurrence;

(5)the incurrence by the Partnership or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by this Indenture to be incurred (or Disqualified Stock permitted to be issued) under Section 4.09(a) hereof or clauses (2), (3), (4), (12), (13), (18) or (23) of this Section 4.09(b) or this subclause 4.09(b)(5);
(6)the incurrence by the Partnership or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Partnership and any of its Restricted Subsidiaries; provided, however, that:
(A)if the Partnership is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Partnership nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Note Guarantee of such Guarantor; and
(B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Partnership or a Restricted Subsidiary of the Partnership and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Partnership nor a Restricted Subsidiary of the Partnership will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Partnership or such Restricted Subsidiary, as the case may be, that was not permitted by this subclause 4.09(b)(6);
(7)the incurrence by the Partnership or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes, including any obligations with respect to letters of credit issued in connection therewith;
(8)the guarantee by the Partnership or any of its Restricted Subsidiaries of Indebtedness of the Partnership or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;
(9)the incurrence by the Partnership or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business;
(10)the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Partnership and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Partnership or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11)the issuance by any of the Partnership’s Restricted Subsidiaries to the Partnership or to any of its Restricted Subsidiaries of any Disqualified Stock; provided, however, that:
(A)any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock being held by a Person other than the Partnership or a Restricted Subsidiary of the Partnership; and
(B)any sale or other transfer of any such Disqualified Stock to a Person that is not either the Partnership or a Restricted Subsidiary of the Partnership, shall be deemed, in each case, to constitute an issuance of such Disqualified Stock by such Restricted Subsidiary that was not permitted by this subclause 4.09(b)(11);
(12)the incurrence or issuance by the Partnership or any of its Restricted Subsidiaries of (a) Indebtedness or Disqualified Stock of the Partnership or a Restricted Subsidiary incurred to finance an acquisition and (b) Acquired Debt incurred by the Partnership or a Restricted Subsidiary, provided that, after giving effect to the related merger or acquisition transaction, on a pro forma basis, either (i) the Partnership would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (ii) the Fixed Charge Coverage Ratio for the Partnership would not be less than immediately prior to such transactions;
(13)the incurrence by the Partnership or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Partnership or any of its Restricted Subsidiaries of Disqualified Stock, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness, including all Permitted Refinancing Indebtedness incurred pursuant to subclause (5) of this Section 4.09(b) to extend, refinance, renew, replace, defease or refund any Indebtedness incurred or Disqualified Stock issued under this clause (13), does not exceed the greater of $60.0 million and 4.5% of the Partnership’s Consolidated Net Tangible Assets;
(14)Indebtedness incurred by the Partnership or any Restricted Subsidiary of the Partnership to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in accordance with this Indenture;
(15)Indebtedness of the Partnership or any Restricted Subsidiary of the Partnership consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements, including, without limitation, long-term off-take contracts for Hydrocarbons, incurred in the ordinary course of business;
(16)Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(17)Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments not prohibited hereunder;
(18)Indebtedness issued by the Partnership or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of the Partnership, the General Partner, any other direct or indirect parent of the Partnership or any Restricted Subsidiary of the Partnership (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by Section 4.07(b)(5) hereof, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to subclause (5) of this Section 4.09(b) to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (18), not to exceed $5.0 million as of any date of incurrence;
(19)Indebtedness incurred in connection with any Sale and Leaseback Transaction not relating to the Principal Properties and any refinancing, refunding, renewal or extension of any such Indebtedness, provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed;
(20)Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;
(21)Indebtedness representing deferred compensation to employees of the Partnership (or any direct or indirect parent of the Partnership) and its Restricted Subsidiaries incurred in the ordinary course of business;
(22)Indebtedness in respect of Treasury Management Arrangements; and
(23)Contribution Indebtedness.
(24)For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt) or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) of this Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Partnership will be permitted to divide and classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock in any manner that complies with this Section 4.09 (including in part pursuant to one or more clauses and/or in part pursuant to Section 4.09(a) hereof). Any Indebtedness under the Existing ABL Facility on the date hereof shall be considered incurred under Section 4.09(b)(1) hereof and may not be later classified or reclassified pursuant to Section 4.09(a) hereof.

(c)The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09, provided, in each such case, that the amount thereof is included in Fixed Charges of the Partnership as accrued to the extent required by the definition of that term. Further, the accounting reclassification of any obligation of the Partnership or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 4.09.
(d)For purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included. In addition, notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Section 4.10. Asset Sales. (a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)the Partnership (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)at least 75% of the aggregate consideration received by the Partnership and its Restricted Subsidiaries in the Asset Sale is in the form of cash, Cash Equivalents or Replacement Assets or any combination of the foregoing, and, if the Asset Sale is a Sale of Collateral, such Replacement Assets must constitute Collateral. For purposes of this provision, each of the following will be deemed to be cash:
(a)    any liabilities (as shown on the Partnership’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or as would be shown on such balance sheet or footnotes if such liability was incurred subsequent to the date of such balance sheet), of the Partnership or such Subsidiary (other than contingent liabilities and liabilities that are by their terms contractually subordinated in right of payment to the Notes or any Note Guarantee) that are assumed or forgiven by the transferee of any such assets pursuant to an agreement that releases the Partnership or such Subsidiary from further liability, or that are otherwise released or assumed;

(b)    any securities, notes or other obligations received by the Partnership or any Restricted Subsidiary from such transferee that are, within 210 days after the Asset Sale, converted by the Partnership or such Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and
(c)    any Designated Non-Cash Consideration received by the Partnership or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause 4.10(a)(2)(c) that is at the time outstanding, not to exceed the greater of (x) $30.0 million and (y) 2.5% of the Partnership’s Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.
(b)Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a Sale of Collateral, the Partnership or any Restricted Subsidiary may apply such Net Proceeds at its option to any combination of the following:
(1)to repay, redeem, repurchase or otherwise retire any Senior Debt of the Partnership or any of its Subsidiaries, including the Notes and the Existing Notes;
(2)to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such Person is or becomes a Restricted Subsidiary of the Partnership;
(3)to acquire any Capital Stock of a Person operating a Permitted Business, if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Restricted Subsidiary of the Partnership;
(4)to make capital expenditures in respect of the Partnership’s or its Restricted Subsidiaries’ Permitted Business or make an Investment in Replacement Assets; or
(5)to acquire other assets that are used or useful in a Permitted Business or make an Investment in assets that will be used or useful in the Partnership’s business.
The requirement of clause (2), (3), (4) or (5) of this Section 4.10(b) shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, purchase, Investment or expenditure referred to therein is entered into by the Partnership (or any Restricted Subsidiary) within the time period specified in this Section 4.10(b) and such Net Proceeds are subsequently applied in accordance with such contract within 365 days following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Partnership or any Restricted Subsidiary may utilize such Net Proceeds in any manner that is not prohibited by this Indenture.

(c)Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, the Partnership (or the Restricted Subsidiary that owned those assets, as the case may be) shall apply those Net Proceeds at its option to any combination of the following:
(1)to repay, redeem, repurchase or otherwise retire any (i) ABL Debt to the extent such Net Proceeds are from an Asset Sale of ABL Priority Collateral, (ii) Pari Passu Debt or (iii) the Notes;
(2)to repay any Indebtedness secured by a Permitted Lien on any Collateral that was sold in such Asset Sale;
(3)to make an Investment in other assets or property that would constitute Collateral;
(4)to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such properties or assets would constitute Collateral;
(5)to acquire any Capital Stock of a Person operating a Permitted Business if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Guarantor or is merged into or consolidated with the Partnership or another Guarantor and all such Capital Stock would be pledged as Collateral to the extent required under this Indenture;
(6)to make capital expenditures with respect to assets that constitute Collateral or make an Investment in Replacement Assets that constitute Collateral; or
(7)to acquire other long-term assets that constitute Collateral and that are used or useful in a Permitted Business.
The requirement of clauses (3) through and including (7) of this Section 4.10(c) hereof shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, Investment or expenditure referred to therein is entered into by the Partnership (or any Restricted Subsidiary) within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Partnership may use such Net Proceeds in any manner that is not prohibited by this Indenture.
(d)Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) or Section 4.10(c) hereof will constitute “Excess Proceeds” (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes as described in subclause 4.10(b)(1) or subclause 4.10(c)(1) above shall be deemed to have been invested whether or not such offer is accepted).

(e)Within 10 business days after the aggregate amount of Excess Proceeds exceeds $25.0 million (or, at the Partnership’s option, on any earlier date or for any lesser amount), the Partnership will make an offer (the “Asset Sale Offer”) to all Holders of Notes and all holders of other Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum principal amount of notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after the consummation of an Asset Sale Offer, the Partnership or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection and, in all cases, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
(f)The Partnership will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations thereunder conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Partnership will comply with the applicable securities laws and regulations thereunder and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.
Section 4.11. Transactions with Affiliates. (a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with any Affiliate of the Partnership in an amount in excess of $15.0 million (each, an “Affiliate Transaction”), unless:
(1)the Affiliate Transaction is on terms that are no less favorable to the Partnership or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Partnership or such Restricted Subsidiary with an unrelated Person or, if, as determined in good faith by an authorized officer of the Partnership, no comparable transaction is available with which to compare such Affiliate Transaction (or series of related Affiliate Transactions), such Affiliate Transaction (or series of related Affiliate Transactions) is otherwise fair to the Partnership or the relevant Restricted Subsidiary from a financial point of view; and
(2)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Partnership must obtain a resolution of the Board of Directors of the General Partner certifying that such Affiliate Transaction has been approved by either a majority of the disinterested members of the Board of Directors of the General Partner or the conflicts committee (or other committee serving a similar function) of the Board of Directors of the General Partner (so long as the members of the conflicts committee (or other such committee) approving the Affiliate Transaction are disinterested).
(b)The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:
(1)any employment, equity award, equity option or equity appreciation agreement or plan, or any consulting, service or termination agreement, or any customary indemnification arrangement or agreement, entered into by the Partnership or any of its Restricted Subsidiaries in the ordinary course of business, and any payments or other awards made pursuant to any of the foregoing;
(2)transactions between or among any of the Partnership and/or its Restricted Subsidiaries;
(3)transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Partnership solely because the Partnership owns, directly or indirectly, an Equity Interest in, or controls, such Person;
(4)contracts, instruments or other agreements or arrangements, and transactions effected in accordance therewith, in each case as such contracts, instruments or other agreements or arrangements are in effect on the date hereof, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially more disadvantageous to the Partnership and its Restricted Subsidiaries than the agreement so amended or replaced as determined by an authorized officer of the Partnership in good faith;
(5)customary compensation, indemnification and other benefits made available to current, former and future officers, directors or employees of the Partnership, a Restricted Subsidiary or Affiliate, the General Partner or any direct or indirect parent of the Partnership, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6)sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Partnership and any agreement that provides customary registration rights to the equity holders of the Partnership or any direct or indirect parent of the Partnership and the performance of such agreements;
(7)Restricted Payments that are permitted by Section 4.07 hereof (including any payments that are excluded from the definition of Restricted Payment and Restricted Investment to the extent otherwise permitted by this Indenture) or Permitted Investments;
(8)reimbursement of expenses incurred by the General Partner in operating the business and operations of the Partnership, including without limitation payments to the General Partner and its directors and officers as indemnification payments, in each case in accordance with the Partnership Agreement as in effect on the date hereof and as may be amended, provided that any such amendment is not materially more disadvantageous to the Partnership and its Restricted Subsidiaries than the Partnership Agreement in effect on the date hereof, as determined in good faith by an authorized officer of the Partnership;
(9)in the case of contracts for the purchase or sale of Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Partnership or any of its Restricted Subsidiaries with third parties or otherwise on terms not materially less favorable to the Partnership and its Restricted Subsidiaries taken as a whole than those that would be available in a transaction with an unrelated third party in the view of the Partnership, as determined in good faith by an authorized officer of the Partnership;
(10)any guarantee by any direct or indirect parent of the Partnership of Indebtedness or other obligations of the Partnership or any Restricted Subsidiary (which Indebtedness or obligation is not prohibited hereunder);
(11)transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Partnership or any of the Partnership’s Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;
(12)transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Partnership, as determined in good faith by an authorized officer of the Partnership;
(13)transactions or agreements in which the Partnership or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor, accounting firm or appraiser stating that such transaction or agreement

(a) is fair to the Partnership or such Restricted Subsidiary from a financial point of view or (b) meets the requirements of Section 4.11(a)(1) hereof;
(14)any contribution to the common equity capital of the Partnership or any Restricted Subsidiary;
(15)any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;
(16)(a) guarantees by the Partnership or any of its Restricted Subsidiaries of performance of obligations of the Partnership’s Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) any transaction related to the Equity Interests of pledges by the Partnership or any Restricted Subsidiary of the Partnership of Equity Interests in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of the Partnership’s Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (10) of the definition of “Permitted Liens” and any guarantee given solely to support such pledge, which guarantee is not recourse to the Partnership or any Restricted Subsidiary;
(17)payments by the Partnership (or any other direct or indirect parent of the Partnership) or any of its Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement to the extent otherwise permitted by this Indenture;
(18)transactions permitted by, and complying with, the provisions of Section 5.01 hereof;
(19)transactions (other than purchases or sales of assets) effected in accordance with the terms of (a) the Affiliate Agreements, in each case as such agreements are in effect on the date hereof, (b) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any agreement or (c) any agreement entered into hereafter that is similar to any such agreements, so long as, in the case of clause (b) or (c), the terms thereof, taken as a whole, are no less advantageous to the Partnership and its Restricted Subsidiaries or no less favorable to the Holders in any material respect than the agreement so amended or replaced or the similar such agreement currently in effect (considered together with all such similar agreements), respectively, as determined in good faith by an authorized officer of the Partnership;
(20)Loans or advances permitted pursuant to clause (9) of the definition of Permitted Investments;
(21)transactions between the Partnership or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that a director of such other Person is also a director of the Partnership or such

Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Partnership or such Restricted Subsidiary, as applicable, on any such transaction;
(22)transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Partnership or a Subsidiary (provided such transaction is not entered into in contemplation of such event); and
(23)transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Partnership and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Partnership or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Board of Directors of the General Partner.
Section 4.12. Liens. (a) The Partnership will not, and will not permit Finance Corp. or any of the Guarantors that is a Subsidiary of the Partnership to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired.
(b)With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock. Further, the accounting reclassification of any obligation of the Partnership or any of its Restricted Subsidiaries as Indebtedness will not be deemed to result in the creation, incurrence, assumption or effectiveness of a Lien for purposes of this Section 4.12.
Section 4.13. Offer to Repurchase Upon Change of Control. (a) If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Partnership to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Section 4.13. In the Change of Control Offer, the Partnership will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.

(b)No later than 30 days following any Change of Control Triggering Event (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Partnership will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Section 4.13 and described in such notice.
(c)The Partnership will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of this Indenture, the Partnership will comply with the applicable securities laws and regulations thereunder and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of this Indenture by virtue of such compliance.
(d)On or before the Change of Control Settlement Date, the Partnership will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Partnership will:
(1)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and
(2)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Partnership.
(e)The Paying Agent will on the Change of Control Settlement Date mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and, upon receipt of written instruction from the Partnership, the Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Settlement Date.
(f)The provisions described above that require the Partnership to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of this Indenture are applicable.

(g)The Partnership will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 applicable to a Change of Control Offer made by the Partnership and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) a notice of redemption has been given for all of the Notes pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price, (3) in connection with or in contemplation of any Change of Control, the Partnership has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment (the “Alternate Offer Price”) and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer or (4) the Notes have been satisfied and discharged in accordance with Section 12.01 hereof.
(h)Notwithstanding anything to the contrary contained herein, a Change of Control Offer by the Partnership or a third party or Alternate Offer may be made in advance of a Change of Control Triggering Event, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.
(i)In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Partnership, or any third party making a Change of Control Offer or Alternate Offer in lieu of the Partnership as described in this Section 4.13, purchases all of the Notes validly tendered and not withdrawn, the Partnership or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described in this Section 4.13) to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the applicable Change of Control Payment or Alternate Offer Price plus, to the extent not included in the Change of Control Payment or Alternate Offer Price, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
Section 4.14. Additional Note Guarantees. If, after the date hereof, any Restricted Subsidiary of the Partnership that is not already a Guarantor (other than Finance Corp.) guarantees any Indebtedness of any Issuer or any Guarantor under a Credit Facility or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under a Credit Facility, in each case, in excess of the De Minimis Guaranteed Amount, then in either case that Domestic Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 45 days of the date on which it guaranteed or incurred such Indebtedness, as the case may be. Any guarantee shall be subject to release as described in Article 11 hereof. Any Excluded Subsidiary need not become a Guarantor under this Indenture.

Section 4.15. Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors of the General Partner may designate any Restricted Subsidiary of the Partnership to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Partnership is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Partnership and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07(a) hereof or represent Permitted Investments under one or more clauses of the definition of Permitted Investments as determined by the Partnership. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.
(b)The Partnership may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Partnership of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.
(c)Any designation of a Subsidiary of the Partnership as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors of the Partnership giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Partnership as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Partnership will be in default of such covenant.
Section 4.16. Covenant Termination. (a) From and after such time as (1) the rating assigned to the Notes by any of the Rating Agencies is an Investment Grade Rating and (2) no Default has occurred and is continuing hereunder, the Partnership and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture (collectively, the “Eliminated Covenants”):
•Section 4.07 (“Restricted Payments”);
•Section 4.08 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”);
•Section 4.09 (“Incurrence of Indebtedness and Issuance of Disqualified Stock”);

•Section 4.10 (“Asset Sales”);
•Section 4.11 (“Transactions with Affiliates”);
•Section 4.15 (“Designation of Restricted and Unrestricted Subsidiaries”); and
•Section 5.01(a)(4) (Clause (4) of paragraph (a) of “Merger, Consolidation or Sale of Assets”).
(b)After the Eliminated Covenants have been terminated, the Partnership may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of Unrestricted Subsidiary.
(c)The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify holders if the Notes achieve an Investment Grade Rating or cease to have such Investment Grade Rating.
ARTICLE 5.
SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of Assets. (a) Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:
(1)either: (a) an Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than an Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state or territory of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Partnership is not a corporation (unless a different Subsidiary of the Partnership which is a corporation becomes a co-issuer of the Notes in lieu of Finance Corp.);
(2)the Person formed by or surviving any such consolidation or merger (if other than an Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the Notes, this Indenture, and the Security Documents;
(3)immediately after such transaction, no Event of Default exists;
(4)in the case of a transaction involving the Partnership and not only Finance Corp., either:

(a)    the Partnership or the Person formed by or surviving any such consolidation or merger (if other than the Partnership), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; or
(b)    immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Partnership or the Person formed by or surviving any such consolidation or merger (if other than the Partnership), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Partnership immediately before such transactions; and
(5)such Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) and any related joinders or other agreements comply with this Indenture.
(b)Notwithstanding the restrictions described in Section 5.01(a)(4) hereof, any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Partnership without complying with Section 5.01(a)(4) in connection with any such consolidation, merger or disposition.
(c)Notwithstanding Section 5.01(a) hereof, the Partnership is permitted to reorganize as any other form of entity, provided that:
(1)the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Partnership into a form of entity other than a limited partnership formed under Delaware law;
(2)the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia;
(3)the entity so formed by or resulting from such reorganization assumes all the obligations of the Partnership under the Notes, this Indenture and the Security Documents pursuant to the terms of the Notes, this Indenture and the Security Documents;
(4)immediately after such reorganization no Default (other than a Reporting Default) or Event of Default exists; and

(5)such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law), as determined in good faith by an authorized officer of the Partnership.
Section 5.02. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Partnership in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Partnership is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Partnership” shall refer instead to the successor Person and not to the Partnership), and may exercise every right and power of the Partnership under this Indenture with the same effect as if such successor Person had been named as the Partnership herein, and thereafter (except in the case of a lease of all or substantially all of the Partnership’s assets), the Partnership will be relieved of all obligations and covenants under this Indenture and the Notes.
ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01. Events of Default. Each of the following is an “Event of Default”:
(1)default for 30 consecutive days in the payment when due of interest on the Notes;
(2)default in payment when due of the principal of, or premium, if any, on the Notes;
(3)failure by the Partnership for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with the provisions of Sections 3.09, 4.10, 4.13 or 5.01 hereof;
(4)failure by the Partnership for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Section 4.03 hereof;
(5)failure by the Issuers for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of their other agreements in this Indenture;

(6)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary), other than, in each case, Indebtedness owing to the Partnership or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date hereof, if that default:
(a)    is caused by a failure to make any payment of principal of, or interest or premium, if any, when due at the final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or
(b)    results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
(7)failure by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay non-appealable final judgments aggregating in excess of $40.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;
(8)the occurrence of any of the following:
(a)    except as permitted herein or by the Security Documents, any Security Document ceases for any reason to be fully enforceable, or the Partnership or any Subsidiary of the Partnership shall so state in writing or bring an action to limit its obligations or liabilities thereunder, in any material respect; provided, that it will not be an Event of Default under this Section 6.01(a)(8)(a) if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $40.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens; or
(b)    except as permitted herein or by the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $40.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding of failure to comply with such requirement; provided that it will not be an Event of Default under this Section 6.01(a)(8)(b) if such condition results from the failure of the Trustee or the Collateral Trustee to maintain possession or control of any Collateral;
(9)except as permitted by this Indenture, any Note Guarantee ceases to be in full force and effect, is declared null and void in a judicial proceeding or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee, except, in each case, by reason of the release of such Note Guarantee in accordance with this Indenture;
(10)the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary:
(a)    commences a voluntary case;
(b)    consents to the entry of an order for relief against it in an involuntary case;
(c)    consents to the appointment of a custodian of it or for all or substantially all of its property;
(d)    makes a general assignment for the benefit of its creditors; or
(e)    generally is not paying its debts as they become due; or
(11)a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:
(a)    is for relief against the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary;
(b)    appoints a custodian of the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary; or
(c)    orders the liquidation of the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration. (a) In the case of an Event of Default arising from events specified in Sections 6.01(a)(10) or 6.01(a)(11) hereof, with respect to the Partnership or any Restricted Subsidiary of the Partnership that is a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Partnership (with a copy to the Trustee and the Collateral Trustee) specifying the Event of Default. Upon any such declaration, the Notes shall become due and payable immediately.
(b)Holders of the Notes may not enforce this Indenture or the Notes except as provided herein. The Trustee may withhold notice of any continuing Default or Event of Default from Holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes. In addition, the Trustee shall have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interest of the Holders of the Notes.
Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee (with a copy to the Collateral Trustee) may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an Asset Sale Offer or Change of Control Offer); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee (with a copy to the Collateral Trustee) may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium or interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct in writing the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.
Section 6.06. Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and
(5)during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
Section 6.07. Rights of Holders of Notes to Receive Payment. Subject to the following paragraph, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.
Notwithstanding the foregoing, no amendment to, or deletion or waiver of any of, the covenants described in Articles 4 or 5 or any action taken by the Issuers or Guarantors not prohibited hereunder (other than with respect to actions set forth in the penultimate paragraph of Section 9.02) shall be deemed to impair or affect any rights of any Holder to receive payment of principal of, or premium, if any, or interest on, the Notes.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Partnership for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Partnership (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10. Priorities. Subject to the provisions contained in the Security Documents, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:
First: to the Trustee and the Collateral Trustee, their agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Trustee and the costs and expenses of collection;
Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Partnership or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7.
TRUSTEE AND COLLATERAL TRUSTEE

Section 7.01. Duties of Trustee and Collateral Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)With respect to the Trustee, except during the continuance of an Event of Default, and at all times with respect to the Collateral Trustee:
(1)the duties of the Trustee and the Collateral Trustee will be determined solely by the express provisions of this Indenture and the Collateral Trust Agreement and the Trustee and the Collateral Trustee need perform only those duties that are specifically set forth in this Indenture and the Security Documents and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Collateral Trustee; and
(2)in the absence of bad faith on its part, each of the Trustee and the Collateral Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and/or the Collateral Trustee and conforming to the requirements of this Indenture and the Security Documents. However, the Trustee or the Collateral Trustee, as applicable, will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Security Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee shall not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(2)the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and
(3)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)Liabilities of the Collateral Trustee shall be limited as provided in the Collateral Trust Agreement.
(e)Whether or not therein expressly so provided, every provision of this Indenture and the Security Documents, as applicable, that in any way relates to the Trustee or the Collateral Trustee is subject to paragraphs (a), (b), (c), (d) and (f) of this Section 7.01.
(f)No provision of this Indenture and the Security Documents, as applicable, will require the Trustee or the Collateral Trustee to expend or risk its own funds or incur any liability. Neither the Trustee nor the Collateral Trustee will be under any obligation to exercise any of its rights or powers under this Indenture and the Security Documents, as applicable, at the request of any Holders, unless such Holder has offered to the Trustee or the Collateral Trustee security or indemnity satisfactory to it against any loss, liability or expense.
(g)Neither the Trustee nor the Collateral Trustee will be liable for interest on any money received by it except as the Trustee or the Collateral Trustee may agree in writing with the Partnership. Money held in trust by the Trustee or the Collateral Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02. Rights of Trustee. (a) Each of the Trustee and the Collateral Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. Neither the Trustee nor the Collateral Trustee needs investigate any fact or matter stated in the document.
(b)Before the Trustee or the Collateral Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Trustee will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Each of the Trustee and the Collateral Trustee may consult with counsel reasonably selected by it and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)Each of the Trustee and the Collateral Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)Each of the Trustee and the Collateral Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Intercreditor Agreement and the Security Documents.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Partnership will be sufficient if signed by an Officer of the General Partner or the Partnership.
(f)Each of the Trustee and the Collateral Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee or the Collateral Trustee, as applicable, indemnity or security satisfactory to the Trustee or the Collateral Trustee, as applicable, against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
(g)Each of the Trustee or the Collateral Trustee may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for purposes of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the party of any of them.
(h)In no event shall the Trustee nor the Collateral Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)Neither the Trustee nor the Collateral Trustee shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Collateral Trustee, as applicable, has actual knowledge thereof or unless written notice of such a Default or Event of Default is received by the Trustee or the Collateral Trustee, as applicable, at the Corporate Trust Office of the Trustee or the Collateral Trustee, as applicable, and such notice references the Notes and this Indenture.
(j)The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Trustee, as applicable, in each of its capacities hereunder and whenever acting in any capacity under the Security Documents, and each agent, custodian and other Person employed to act hereunder or under the Intercreditor Agreement or any Security Document.
(k)Each of the Trustee and the Collateral Trustee may request that the Partnership deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e. an Incumbency Certificate).

(l)Neither the Trustee nor the Collateral Trustee shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(m)The Trustee and the Collateral Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any Security Documents, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, the Intercreditor Agreement, the Security Documents or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Security Documents, other than to confirm receipt of items expressly required to be delivered to the Collateral Trustee.
(n)Neither the Trustee nor the Collateral Trustee shall have any obligation whatsoever to assure that the Collateral exists or is owned by any Issuer or Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Trustee’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuers’ or the Guarantors’ property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Trustee pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes in accordance with this Indenture or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Trustee shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.
(o)Neither the Trustee nor the Collateral Trustee shall be responsible or liable for any failure or delay in the performance of its obligations under this Indenture, the Intercreditor Agreement or the Security Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.
(p)Neither the Trustee nor the Collateral Trustee shall be responsible or liable for the environmental condition or any contamination of any property secured by any mortgage or deed of trust or for any diminution in value of any such property as a result of any contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant. Neither the Trustee nor the Collateral Trustee shall be liable for any claims by or on behalf of the Holders or any other person or entity arising from contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant, and shall have no duty or obligation to assess the environmental condition of any such property or with respect to compliance of any such property under state or federal laws pertaining to the transport, storage, treatment or disposal of, hazardous substances, hazardous materials, pollutants, or contaminants or regulations, permits or licenses issued under such laws.
(q)Neither the Trustee nor the Collateral Trustee shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Issuers or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.
(r)Neither the Trustee nor the Collateral Trustee shall be obligated to acquire possession of or take any action with respect to any property secured by a mortgage or deed of trust, if as a result of such action, the Trustee or the Collateral Trustee would be considered to hold title to, to be a “mortgagee in possession of”, or to be an “owner” or “operator” of such property within the meaning of the Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended from time to time, unless the Trustee or the Collateral Trustee has previously determined, based upon a report prepared by a person who regularly conducts environmental audits, that (i) such property is in compliance with applicable environmental laws or, if not, that it would be in the best interest of the Holders to take such actions as are necessary for such property to comply therewith and (ii) there are not circumstances present at such property relating to the use, management or disposal of any hazardous wastes for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Holders to take such actions with respect to such property. Notwithstanding the foregoing, before taking any such action, the Trustee or the Collateral Trustee may require that a satisfactory indemnity bond or environmental impairment insurance be furnished to it for the payment or reimbursement of all expenses to which it may be put and to protect it against all liability resulting from any claims, judgments, damages, losses, fees, penalties or expenses which may result from such action.
(s)Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance by the Issuers or the Holders with or with respect to any securities or tax laws (including but not limited to any United States federal or state or other securities or tax laws), or, except as specifically provided herein, obtain documentation on any transfers or exchanges of the Notes. Nothing in this provision shall be deemed to limit the Trustee’s or any Agent’s duty to comply with any obligations it may have pursuant to applicable law.
(t)The Trustee shall not be liable for any act, omission, breach, misconduct or liability whatsoever of the Collateral Trustee and the Collateral Trustee shall not be liable for any act, omission, breach, misconduct or liability whatsoever of the Trustee.

(u)The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture the resignation and/or removal of the Trustee or the Collateral Trustee, as applicable, and with respect to the Collateral Trustee, the termination of the Collateral Trust Agreement and winding up of the trust formed thereby.
(v)The permissive rights of the Trustee and Collateral Trustee under this Indenture and the Security Documents shall not be construed as duties.
Section 7.03. Individual Rights of Trustee and Collateral Trustee.
The Trustee or the Collateral Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee or Collateral Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.08 and 7.09 hereof.
Section 7.04. Disclaimer. Neither the Trustee nor the Collateral Trustee will be responsible for and each makes no representation as to the validity or adequacy of this Indenture, the Notes, the Security Documents or the Intercreditor Agreement, shall not be accountable for the Partnership’s use of the proceeds from the Notes or any money paid to the Partnership or upon the Partnership’s direction under any provision of this Indenture, will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee (in the case of the Trustee), and will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee will send to Holders of the Notes and the Collateral Trustee a notice of the Default or Event of Default within 90 days after it is actually known by the Trustee or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of, or premium or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06. Compensation and Indemnity. (a) The Partnership will pay to the Trustee and the Collateral Trustee compensation for its acceptance of this Indenture and services hereunder and under the Security Documents as the parties shall agree in writing from time to time. Neither the Trustee’s nor the Collateral Trustee’s compensation will be limited by any law on compensation of a trustee of an express trust. The Partnership will reimburse the Trustee and the Collateral Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services as agreed to in writing by the parties. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s or the Collateral Trustee’s agents and counsel.

(b)The Partnership and the Guarantors will jointly and severally indemnify each of the Trustee and each predecessor Trustee and their directors, officers, agents and employees and the Collateral Trustee and hold each of them harmless against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Security Documents, including the costs and expenses of enforcing this Indenture and the Security Documents against the Partnership and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Partnership, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a final, non-appealable decision of a court of competent jurisdiction. Each of the Trustee and the Collateral Trustee will notify the Partnership promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Trustee to so notify the Partnership will not relieve the Partnership or any of the Guarantors of their obligations hereunder. The Partnership or such Guarantor will defend the claim and the Trustee and the Collateral Trustee, as applicable, will cooperate in the defense. Each of the Trustee and the Collateral Trustee may have separate counsel and the Partnership will pay the reasonable fees and expenses of such counsel. Neither the Partnership nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Partnership need not reimburse any expense or indemnity against any loss, liability or expense incurred by the Trustee or the Collateral Trustee through the Trustee’s or the Collateral Trustee’s own willful misconduct or gross negligence as determined by a final, non-appealable decision court of competent jurisdiction.
(c)The obligations of the Partnership and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or the Collateral Trustee and with respect to the Collateral Trustee, the termination of the Collateral Trust Agreement and winding up of the trust formed thereby.
(d)To secure the Partnership’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee and the Collateral Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Collateral Trustee, except that held in trust to pay principal of, premium or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
(e)When either of the Trustee or the Collateral Trustee incurs expenses or renders services after an Event of Default specified in clause (10) or (11) of Section 6.01(a) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its respective agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Code.
Section 7.07. Replacement of Trustee or Collateral Trustee. (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. A resignation or removal of the Collateral Trustee and appointment of a successor Collateral Trustee will become effective only in accordance with the Collateral Trust Agreement.
(b)The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Partnership. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Partnership in writing not less than 30 days prior to the effective date of such removal. The Partnership may remove the Trustee if:
(1)the Trustee fails to comply with Section 7.09 hereof;
(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Code;
(3)a custodian or public officer takes charge of the Trustee or the Collateral Trustee or its property; or
(4)the Trustee becomes incapable of acting.
(c)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Partnership will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, in the case of the successor Trustee the Holders of a majority in aggregate principal amount of the then outstanding Notes may, at the Partnership’s expense, appoint a successor Trustee to replace the successor Trustee appointed by the Partnership.
(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Partnership, or in the case of the successor Trustee the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may, at the Partnership’s expense, petition any court of competent jurisdiction for the appointment of a successor Trustee: (1) authorized to exercise corporate trust powers, and (2) having a combined capital and surplus of at least $100,000,000.
(e)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Partnership. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof.
Notwithstanding replacement of the Trustee or Collateral Trustee pursuant to this Section 7.07 or the Collateral Trust Agreement, as applicable, the Partnership’s and Guarantors’

obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee or Collateral Trustee.
(g)Upon the retirement or removal of the Trustee or Collateral Trustee, the retired or removed Trustee or Collateral Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee or Collateral Trustee.
Section 7.08. Successor Trustee by Merger, etc. If the Trustee or the Collateral Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee or successor Collateral Trustee, as applicable.
Section 7.09. Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.
ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may at any time, at the option of the Partnership’s Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02. Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) and cure all then existing Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, this Indenture and the Security Documents and to have cured all then outstanding Events of Default (and the Trustee, on demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuers or such Guarantors acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium or interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
(2)the Issuers’ obligations with respect to such Notes under Sections 2.06, 2.07, 2.10 and 4.02 hereof;
(3)the rights, powers, trusts, duties and immunities of the Trustee and Collateral Trustee hereunder and the Partnership’s and the Guarantors’ obligations in connection therewith;
(4)this Article 8; and
(5)Section 3.07 hereof, to the extent that such Legal Defeasance is to be effected together with a redemption.
Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of the option under Section 8.03 hereof.
Section 8.03. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and Section 5.01(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) through 6.01(a)(9) hereof will not constitute Events of Default.
Section 8.04. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm, or firm of independent public accountants, to pay the principal of, and premium and interest, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;
(2)in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:
(A)the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or
(B)since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of an election under Section 8.03 hereof, the Partnership must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Partnership or any of its Restricted Subsidiaries is a party or by which the Partnership or any of its Restricted Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6)the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others;
(7)if the Notes are to be redeemed prior to their Stated Maturity, the Partnership must deliver to the Trustee instructions to redeem all of the Notes on the specified redemption date pursuant to the terms hereof; and
(8)the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
(b)The Collateral will be released from the Lien securing the Notes upon a Legal Defeasance or Covenant Defeasance in accordance with this Article 8.
Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, if any, but such money need not be segregated from other funds except to the extent required by law.
The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06. Repayment to Partnership. Subject to any applicable laws relating to abandoned property, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium or interest, if any, has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease.
Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, on, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuers, the Guarantors, the Trustee and the Collateral Trustee, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents:
(1)to cure any ambiguity, omission, mistake, defect or inconsistency;
(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)to provide for the assumption of an Issuer’s or Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets in accordance with the limitations set forth in this Indenture;
(4)to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder of any such Holder taken as a whole in any material respect;
(5)to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 hereof;

(6)to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth herein;
(7)to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided herein;
(8)to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;
(9)to evidence or provide for the acceptance of appointment hereunder of a successor trustee or evidence and provide for a successor or replacement Collateral Trustee under this Indenture or the Security Documents;
(10)to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth herein or in any of the Security Documents;
(11)to conform the text of this Indenture, the Note Guarantees, the Notes or any Security Document related to the Notes to any provision of the “Description of the Notes” in the Offering Memorandum, as provided to the Trustee and the Collateral Trustee in an Officer’s Certificate;
(12)to add additional secured parties to the extent Liens securing obligations held by such parties are permitted hereunder;
(13)to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations hereunder, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of this Indenture or otherwise;
(14)to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture and the relevant Security Document;
(15)to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor; and
(16)to provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture and the Note Guarantees.
Upon the request of the Partnership accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon receipt by the Trustee and Collateral Trustee, as applicable, of the documents described in Section 7.02 and Section 9.05 hereof, the Trustee and Collateral Trustee, as applicable, will join with the Partnership in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and Collateral Trustee, as applicable, will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, liabilities or immunities under this Indenture or otherwise.
Section 9.02. With Consent of Holders of Notes. Except as provided in Section 9.01 and in this Section 9.02, the Partnership and the Trustee and Collateral Trustee, as applicable, may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.13 hereof) and the Notes, the Note Guarantees, and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).
Upon the request of the Partnership accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Collateral Trustee, as applicable, of the documents described in Section 7.02 hereof, the Trustee and Collateral Trustee, as applicable, will join with the Partnership in the execution of such amendment or supplement unless such amended or supplemental indenture affects the Trustee’s and Collateral Trustee’s, as applicable, own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee and Collateral Trustee, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
It is not necessary for the consent of the Holders of Notes under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Partnership will deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Partnership to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Partnership with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents.
Notwithstanding the foregoing, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 3.09, Section 4.10 or Section 4.13 hereof);
(3)reduce the rate of or change the time for payment of interest on any Note;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
(5)make any Note payable in currency other than that stated in the Notes;
(6)make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);
(7)waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, Section 4.10 or Section 4.13 hereof)
(8)release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
(9)make any change in the amendment, supplement and waiver provisions of clauses (1) through (9) of this Section 9.02.
In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Guarantors or the Collateral from the Liens securing the Notes (other than in accordance with the Note Documents) will require the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding.
Section 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.04. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Partnership, in exchange for all Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.05. Trustee to Sign Amendments, etc. The Trustee or Collateral Trustee, as applicable, will sign any amendment or supplement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Trustee, as applicable. The Partnership may not sign an amended or supplemental indenture until the Board of Directors of the Partnership approves it. In executing any amendment or supplement, the Trustee or Collateral Trustee, as applicable, shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and that such supplemental indenture is the legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms.
ARTICLE 10.
COLLATERAL AND SECURITY

Section 10.01. Security Interest. The due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders of Notes, the Collateral Trustee or the Trustee under this Indenture, the Security Documents and the Notes (including, without limitation, the Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) and directs the Collateral Trustee to execute and deliver the same, in each case, as the same may be in effect or may be amended from time to time in accordance with its terms, and authorizes and directs the Collateral Trustee and the Trustee, if applicable, to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents and will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers will take, and will cause their Restricted Subsidiaries to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuers hereunder, a valid and enforceable perfected Lien in and on all the Collateral, in favor of the Collateral Trustee for the benefit of itself and the Holders of Notes, with the priority described herein and in the Security Documents, subject to no Liens other than Permitted Liens and the exceptions in the Intercreditor Agreement.
Section 10.02. Collateral and Lien Priorities. (a) The Notes and Notes Guarantees will be secured by a first-priority security interest in the Notes Priority Collateral (on a pari passu with the Existing Notes and on a pari passu or senior lien basis with any other Parity Lien Obligations) and by second priority security interests in the ABL Priority Collateral, in each case subject to Permitted Liens.
(b)The Credit Agreement will continue to be secured by first-priority security interests in the ABL Priority Collateral and by second-priority security interests in the Notes Priority Collateral.
(c)The Intercreditor Agreement governs the priorities of the security interests and certain related creditor rights in the Collateral among the holders of the ABL Obligations, on the one hand, and the Holders of the Notes and the other Parity Lien Debt on the other hand.
(d)The Collateral Trust Agreement governs the priorities and security interests and certain related creditor rights in the Collateral among the Holders of the Notes, the Existing Notes and the other Parity Lien Debt.
(e)In the event of any inconsistency between the provisions of the Intercreditor Agreement and the provisions of this Indenture, the provisions of the Intercreditor Agreement shall govern and control.
(f)Holders of the Notes agree, for the enforceable benefit of all holders of ABL Obligations, all other holders of existing and future Parity Lien Obligations, and each existing and future ABL Collateral Agent, each existing and future Trustee and each existing and future Additional Authorized Representative, (x) that all Parity Lien Obligations will be and are secured equally and ratably by all Liens granted by any Guarantor to the Collateral Trustee, for the benefit of the secured parties thereunder, at any time granted by any Guarantor to secure any Parity Lien Obligations whether or not upon property otherwise constituting collateral to such Parity Lien Obligations and that all such Liens granted pursuant to the security documents will be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations equally and ratably as contemplated by the Collateral Trust Agreement (provided, that if provided by the terms thereof or with the consent of the holders thereof, a series of additional parity lien obligations may be secured by Liens (i) that are junior to the Liens on the assets and property securing the Note Obligations and/or the ABL Obligations (but in no event secured by a Lien that is senior to the Liens securing the Note Obligations) or (ii) are secured by Liens on assets and properties comprising less (but not more) than all of the assets and properties upon which Liens have been granted to secure the Parity Lien Obligations), (y) that the holders of Parity Lien Obligations in respect of such additional parity lien facility are bound by the provisions of, and deemed to have agreed to the terms of, the Intercreditor Agreement and the Collateral Trust Agreement, including the provisions relating to the ranking of Liens on ABL Priority Collateral versus Notes Priority Collateral and the order of application of proceeds from the enforcement of Liens on ABL Priority Collateral versus Notes Priority Collateral and (z) consenting to and directing the Collateral Trustee to perform its obligations under the Collateral Trust Agreement, the Intercreditor Agreement and the other Security Documents.
Section 10.03. Collateral Trustee. (a) By their acceptance of the Notes, the Holders of the Notes will automatically appoint the Collateral Trustee to act as their agent with respect to all matters related to the Collateral and all matters related to the Intercreditor Agreement. The Collateral Trustee will act for the benefit of the holders of:
(1)the Notes; and
(2)all other Parity Lien Debt outstanding from time to time, including the Existing Notes.
(b)The Collateral Trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce on behalf of the holders of the Notes and the other Parity Lien Debt, all Liens on the Collateral created by the Security Documents for their benefit, subject to the limitations and other provisions of the Intercreditor Agreement.
(c)Except as provided in the Intercreditor Agreement or the Collateral Trust Agreement, the Collateral Trustee will not be obligated:
(1)to act upon directions purported to be delivered to it by any Person;
(2)to foreclose upon or otherwise enforce any Lien; or
(3)to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.
(d)Without the consent of any Holder, the Issuers, the Guarantors, the Trustee and the Collateral Trustee may enter into one or more amendments and/or restatements of the

Intercreditor Agreement or the Collateral Trust Agreement (or any new intercreditor agreement or collateral trust agreement on terms substantially similar to the Intercreditor Agreement or the Collateral Trust Agreement (or on terms not materially adverse to the Holders) (as determined in good faith by the Partnership)) to:
(1)cure any ambiguity, omission, mistake, defect or inconsistency;
(2)increase the amount or types of Indebtedness covered thereby that may be incurred by any Issuer or Guarantor that is subject thereto (including the addition of provisions relating to new Indebtedness ranking junior to the Notes); provided that such Indebtedness is incurred in compliance with this Indenture;
(3)add Guarantors thereto;
(4)further secure the Notes (including any Additional Notes); or
(5)make any other such change thereto that does not adversely affect the rights of Holders in any material respect.
Section 10.04. Lien Priority Confirmation.
Each Holder, by accepting a Note, and the Trustee hereby agree that:
(a)The Trustee and each of the Holders of the Obligations in respect of this Indenture are bound by the provisions of this Indenture and the Intercreditor Agreement;
(b)The Trustee and each of the Holders consents to and directs the Collateral Trustee to act as agent for the Trustee and the Holders of the Obligations in respect of this Indenture, and to execute, deliver and perform its obligations under the Security Documents;
(c)The Holders consent to and direct the Trustee to act as Applicable Parity Lien Representative under the Collateral Trust Agreement and Intercreditor Agreement, and to execute, deliver and perform its obligations in such capacity under such agreements; and
(d)The Trustee and each of the Holders are bound by the Intercreditor Agreement.
The foregoing provision is intended for the benefit of, and will be enforceable by, the Collateral Trustee, each existing and future holder of Parity Lien Debt and each existing and future representative with respect thereto, the Collateral Trustee, each existing and future holder of ABL Obligations and each existing and future representative with respect thereto.
Section 10.05. Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt. Notwithstanding: (1) anything to the contrary contained in the Security Documents; (2) the time of incurrence of any series of Parity Lien Debt; (3) the order or method of attachment or perfection of any Lien on Collateral securing any series of Parity Lien Debt; (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens on Collateral securing any series of Parity Lien Debt; (5) the time of taking possession or control over any Collateral securing any series of Parity Lien Debt; or (6) the rules for determining priority under any law governing relative priorities of Liens, all Liens on Collateral granted at any time by the Issuers or any Guarantor to the holders of Parity Lien Debt will secure, equally and ratably, all present and future Parity Lien Debt of the Issuers or such Guarantor, as the case may be, as more fully specified in the Collateral Trust Agreement; (provided, that if provided by the terms thereof or with the consent of the holders thereof, a series of Parity Lien Debt may be secured by Liens (i) that are junior to the Liens on the assets and property securing the Parity Lien Obligations and/or the ABL Obligations (but in no event secured by a Lien that is senior to the Lien securing the Obligations) or (ii) are secured by Liens on assets and property comprising less (but not more) than all of the assets and properties upon which Liens have been granted to secure the Parity Lien Obligations).
Notwithstanding the foregoing, the Partnership may elect to have any such other Parity Lien Debt rank junior in priority to the Notes and Note Guarantees with respect to the Collateral. In furtherance of the foregoing, without the consent of any Holder, the Issuers, the Guarantors, the Trustee and the Collateral Trustee may enter into an intercreditor agreement or an amendment to the Intercreditor Agreement or the Collateral Trust Agreement to subordinate the Liens on such other Parity Lien Debt to the Liens on the Collateral securing the Obligations with respect to the Notes and Note Guarantees on customary market terms or on terms that are not otherwise materially adverse to the interests of the Holders (in each case, as determined in good faith by the Partnership).
The Trustee and Collateral Trustee will enter into any such intercreditor agreement or amendment at the request of the Partnership. Each Holder, by accepting a Note, will be deemed to have agreed to and accepted the terms and conditions of such intercreditor agreement or amendment, to have authorized the Trustee and the Collateral Trustee to become a party to any such intercreditor agreement or amendment, and the Trustee and the Collateral Trustee will not be required to seek the consent of any Holders to perform its obligations under and in accordance with this covenant.
The foregoing provision is intended for the benefit of, and will be enforceable by, each present and future holder of Parity Lien Debt (including the Holders of the Notes) and the Collateral Trustee, as a holder of Liens on the Collateral, in each case, as a party to the Collateral Trust Agreement or as a third party beneficiary thereof.
Section 10.06. Release of Liens in Respect of Notes. (a) The Liens on the Collateral securing the Notes and the Note Guarantees will be released:
(1)upon payment in full of principal, interest and all other Obligations on the Notes or satisfaction and discharge of this Indenture or defeasance (including covenant defeasance of the Notes);
(2)upon release of a Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Guarantor);

(3)in connection with any disposition of Collateral to any Person other than the Issuers or any of their Restricted Subsidiaries (but excluding any transaction subject to Article 5 hereof where the recipient becomes an obligor) that is permitted by this Indenture (with respect to the Lien on such Collateral);
(4)in whole or in part, with the consent of the requisite percentage of Notes in accordance with the provisions described under Article 9; and
(5)with respect to ABL Priority Collateral, at the time of the release of the Lien on such asset securing the ABL Obligations as set forth in the Intercreditor Agreement.
(b)Each of the releases described in clauses (1), (2) and (3) of Section 10.06(a) above shall be effected by the Collateral Trustee without the consent of the Holders or any action on the part of the Trustee. Upon compliance by the Issuers or any Guarantor, as the case may be, with the conditions precedent required by this Indenture and delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel pursuant to Section 13.02 of this Indenture, the Trustee or the Collateral Trustee shall promptly cause to be released and re-conveyed to such Issuer or Guarantor, as the case may be, without recourse or warranty, the released Collateral. Neither the Trustee nor the Collateral Trustee shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement to the contrary, the Trustee and the Collateral Trustee shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.
Section 10.07. Relative Rights. Nothing in the Note Documents shall:
(1)impair, as between the Issuers and the Holders of the Notes, the obligation of the Issuers to pay principal, interest or premium, if any, on the Notes in accordance with their terms or any other obligation of the Issuers or any Guarantor under the Note Documents;
(2)affect the relative rights of Holders of Notes as against any other creditors of the Issuers or any Guarantor (other than as expressly specified in the Intercreditor Agreement);
(3)restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Intercreditor Agreement);
(4)restrict or prevent any Holder of Notes or other Parity Lien Debt, the Trustee, the Collateral Trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by this Indenture or the Intercreditor Agreement; or

(5)restrict or prevent any Holder of Notes or other Parity Lien Debt, the Trustee, the Collateral Trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by this Indenture or the Intercreditor Agreement.
The Issuers and each of the Guarantors may, subject to compliance with the provisions of this Indenture, but without release or consent of the Trustee or the Collateral Trustee or any holder of Parity Lien Deb.t, conduct ordinary course activities with respect to the Collateral.
Section 10.08. Further Assurances. The Issuers and each of the Guarantors (including such Guarantors created or acquired after the date hereof that have executed a supplemental indenture pursuant to Section 4.14 hereof) shall do or cause to be done all acts and things that may be reasonably required (including the filing of any financing statements, continuation financing statements and any amendments to financing statements), or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Obligations under the Note Documents, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as and to the extent contemplated by, and with the Lien priority required under, the Note Documents.
Section 10.09. After-Acquired Collateral. (a) Subject to the terms of the Security Documents, from the date hereof, if property of a type which is required to constitute Collateral pursuant to the terms of the Security Documents is acquired by any Issuer or Guarantor that is not automatically subject to a perfected security interest (but only to the extent creation or perfection of the security interest in such property would be required by the terms of the Security Documents) under the Security Documents or a Restricted Subsidiary (including a newly created or newly acquired Subsidiary) becomes a Guarantor pursuant to Section 4.14 hereof (such property referred to hereinafter as “After-Acquired Collateral”), then such Issuer or Guarantor will, as soon as reasonably practical and in any event within 60 days after such property’s acquisition or it no longer being an Excluded Asset or such person becoming a Guarantor, grant Liens on such property (or, in the case of a new Guarantor, all of its assets except Excluded Assets) in favor of the Collateral Trustee (and, to the extent such grant would require the execution and delivery of a Security Document, such Issuer or Guarantor shall execute and deliver such Security Document on substantially the same terms as the Security Documents covering Collateral owned by the Issuers and Guarantors as then in existence including, with respect to personal property, execution of a supplement to the applicable Security Documents and, with respect to real property, execution of a new mortgage or an amendment to an existing mortgage and delivery of each of the documents described in Section 10.10 below and any other documents as may be reasonably requested by the Collateral Trustee).
(b)It shall not be a Default or Event of Default under this Indenture if the Partnership is unable to grant a security interest in the After-Acquired Collateral or deliver the items required by Section 10.09(a) with respect to the After-Acquired Collateral within the time frame described in Section 10.09(a) so long as the Partnership used commercially reasonable efforts to do so.

(c)Upon completing its obligations under Section 10.09(a), the Partnership shall promptly deliver to the Collateral Trustee and the Trustee an Officer’s Certificate stating that it has delivered and complied with all its obligations contained in Section 10.09(a).
Section 10.10. Real Property Post-Closing Obligations. The Issuers shall deliver, or cause to be delivered to the Trustee and the Collateral Trustee, with respect to the Principal Properties (each such real property asset, the “Mortgaged Property”), promptly after the date hereof, but in any event within ninety (90) days from the date hereof, the following documents each in form and substance as is necessary or advisable to properly perfect and protect the Trustee and the Collateral Trustee’s security interest in such Mortgaged Property: (1) a fully executed and notarized mortgage or deed of trust, assignment of rents, pledge and security agreement and fixture filing (each, a “Mortgage”) encumbering the real property of the Issuers or any of the Guarantors in each such Mortgaged Property, together with such UCC-1 financing statements or other fixture filings as appropriate with respect to such Mortgaged Property; (2) evidence that a counterpart of the Mortgage (and such other documents referenced in clause (1) of this Section 10.10) for each Mortgaged Property has been recorded (or are in form suitable for recording) in all recording offices necessary or desirable in order to create a valid and subsisting Lien on the Mortgaged Property described therein in favor of the Collateral Trustee for its benefit and for the benefit of the Trustee and the Holders of the Notes; (3) a pro forma title insurance policy (each, a “Mortgage Policy”) for each Mortgaged Property, which shall include only those endorsements and affirmative insurance as is customary for the transaction of this nature and which, upon the recording of the Mortgages, will insure the Mortgages to be valid and subsisting first priority (with respect to the Notes Priority Collateral) Liens on the Mortgaged Property described therein, free and clear of all Liens, except Liens permitted by this Indenture; (4) a written opinion from local counsel in each state in which Mortgaged Property is located with respect to enforceability, creation, perfection and payment of mortgage tax with respect to the applicable Mortgage and any related fixture filings, in customary form and substance and subject to customary assumptions, limitations and qualifications; (5) all existing surveys and no change affidavits as may be reasonably required to cause the title company to issue the Mortgage Policies required pursuant to clause (3) above; (6) with respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required by the title insurance company to induce the title insurance company to issue the Mortgage Policies contemplated above; (7) evidence reasonably acceptable to the Collateral Trustee and the Trustee of payment by the Issuers of all Mortgage Policy premiums, search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above; and (8) with respect to each Mortgaged Property, a flood hazard determination and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance, with loss payee endorsements in favor of the Collateral Trustee for and for the benefit of the Trustee and the Holders of the Notes, to the extent (including with respect to amounts) required in order to comply with applicable law.

ARTICLE 11.
NOTE GUARANTEES

Section 11.01. Guarantee. (a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Security Documents or the obligations of the Partnership hereunder or thereunder, that:
(1)the principal of, and premium or interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, or premium or interest, if any, on, the Notes, if lawful, and all other obligations of the Partnership to the Holders, the Collateral Trustee or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(2)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(c)If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Collateral Trustee and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 11.02. Limitation on Guarantor Liability. Each Guarantor, and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 11.03. Execution and Delivery of Note Guarantee. To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers. The failure to execute such Note Guarantee shall not affect the obligations of any Guarantor under such Note Guarantee or hereunder.
Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04. Guarantors May Consolidate, etc., on Certain Terms. (a) A Guarantor that is a Subsidiary of the Partnership may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than either Issuer or another Guarantor, unless:
(1)immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and
(2)either:
(a)    either (i) the Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture or such other supplements or joinders to the Security Documents, all the obligations of that Guarantor under the Notes, this Indenture, the Collateral Trust Agreement, the Intercreditor Agreement, the other Security Documents and its Note Guarantee on the terms set forth therein; or
(b)    such transaction complies with Section 4.10 hereof.
(b)    Notwithstanding the foregoing, any Guarantor may (i) merge with a Restricted Subsidiary of the Partnership or another Guarantor solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (1) of Section 11.04(a) hereof.
(c)    In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Partnership and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
Section 11.05. Releases. (a) The Note Guarantee of a Guarantor, together with all of its other obligations under this Indenture, will be released automatically and unconditionally without the need for any action by any party:

(1)in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Partnership or a Restricted Subsidiary of the Partnership, if the sale or other disposition does not violate Section 4.10 hereof;
(2)in connection with any sale or other disposition of Capital Stock of that Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Partnership or a Restricted Subsidiary of the Partnership, if the sale or other disposition does not violate Section 4.10 hereof and the Guarantor ceases to be the Partnership or a Restricted Subsidiary of the Partnership as a result of the sale or other disposition;
(3)(i) if any Restricted Subsidiary that is a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 4.15 hereof or (ii) if such Guarantor becomes an Excluded Subsidiary;
(4)upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof;
(5)solely in the case of a Note Guarantee created pursuant to Section 4.14 hereof, upon the release or discharge of the guarantee which resulted in the creation of such Note Guarantee pursuant to such covenant, except a discharge or release of such guarantee by or as a result of payment under such guarantee;
(6)upon the liquidation or dissolution of such Guarantor;
(7)at such time as such Guarantor ceases to both (x) guarantee any other Indebtedness of either of the Issuers and any other Guarantor and (y) be an obligor with respect to any Indebtedness under a Credit Facility, in each case, other than the Notes; and
(8)upon such Guarantor consolidating with, merging into or transferring all or substantially all of its properties or assets to the Partnership or another Guarantor.
(b)Upon the release of a Note Guarantee in accordance with the terms of this Section 11.05, all Collateral owned by the released Guarantor and the Capital Stock of the released Guarantor will also be automatically released.
(c)Upon delivery by the Partnership to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that one or more Note Guarantees may be released under the terms of this Indenture, the Trustee will execute any documents reasonably requested in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(d)Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, or premium or interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.
ARTICLE 12.
SATISFACTION AND DISCHARGE

Section 12.01. Satisfaction and Discharge. (a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of transfer or exchange of the Notes, certain rights of the Trustee and the Issuers’ obligations with respect thereto as expressly provided herein), when:
(1)either:
(a)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or
(b)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the sending of a notice of redemption or otherwise or are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;
(2)the Issuers or any Guarantor have paid or caused to be paid all sums payable by them under this Indenture; and
(3)the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be.
(b)In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and the Collateral Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
(c)The Collateral will be released from the Lien securing the Notes upon a satisfaction and discharge in accordance with the provisions of this Section 12.01.

(d)Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(b), the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 12.02. Application of Trust Money. (a) Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01(a)(1)(b) hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Partnership acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
(b)If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Partnership’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Partnership has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Partnership shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 13.
MISCELLANEOUS

Section 13.01. Notices. Any notice or communication by the Issuers, any Guarantor, the Trustee or the Collateral Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic mailing, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuers and/or any Guarantor:
CVR Partners, LP
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Facsimile No.: (281) 207-3202
Attention: Chief Financial Officer

With a copy to:
CVR Partners, LP
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Facsimile No.: (281) 207-3202
Attention: Office of the General Counsel
If to the Trustee:
Wilmington Trust, National Association
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5654
Attention: CVR Partners, LP 2028 Secured Notes Administrator
If to the Collateral Trustee:
Wilmington Trust, National Association
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5654
Attention: CVR Partners, LP 2028 Secured Notes Administrator
The Issuers, any Guarantor, the Trustee or the Collateral Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted electronically or by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, except that all notices and communications to the Depositary as a Holder shall be given in the manner it prescribes, notwithstanding anything to the contrary indicated herein. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they will mail a copy to the Trustee and each Agent at the same time.
Notwithstanding anything herein to the contrary, where this Indenture provides for notice in any manner, such notice may be sent or transmitted to Holders of Global Notes in any manner that is in accordance with the procedures of the Depositary and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.
Section 13.02. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee or Collateral Trustee, as applicable, to take any action under this Indenture or any Security Document, the Issuers shall furnish to the Trustee or Collateral Trustee, as applicable:
(1)an Officer’s Certificate in form reasonably satisfactory to the Trustee or Collateral Trustee, as applicable (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or any Security Document relating to the proposed action have been satisfied; and
(2)an Opinion of Counsel in form reasonably satisfactory to the Trustee or Collateral Trustee, as applicable (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 13.03. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:
(1)a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 13.04. Rules by Trustee and Agents. The Trustee or Collateral Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Partnership, including the General Partner, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Note Documents or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 13.06. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE MANDATORILY REQUIRED THEREBY. The Issuers and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture and any of the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Trustee, Collateral Trustee, any Agent, or Holder any otherwise have to bring any action or proceeding relating to this Indenture against either Issuer or any Guarantor or their properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situate within the State of New York or to enjoin any violations hereof or for relief ancillary hereto or otherwise to collect on loans or enforce the payment of any Notes or to enforce, protect or maintain their rights and Claims or for any other lawful purpose. Each Issuer and Guarantor further agrees that any action or proceeding brought against the Trustee, the Collateral Trustee, any Agent or any Holder, if brought by any Issuer or any Guarantor, shall be brought only in New York State or, to the extent permitted by law, in such Federal court. EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.07. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their

Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.08. Successors. All agreements of the Issuers in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee or the Collateral Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.
Section 13.09. Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 13.10. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronically including by PDF transmission shall constitute effective execution and delivery of this Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically including by PDF transmission shall be deemed to be their original signatures for all purposes. The words “execution,” signed,” “signature” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or Collateral Trustee, as applicable, pursuant to reasonable procedures approved by the Trustee or Collateral Trustee.
Section 13.11. Table of Contents, Headings, etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 13.12. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Collateral Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Trustee. The parties to this Indenture agree that they will provide the Trustee and the Collateral Trustee with such information as it may request in order for the Trustee and the Collateral Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.
[Signatures on following pages]

SIGNATURES
Dated as of June 23, 2021.
ISSUERS:
CVR PARTNERS, LP
By: CVR GP, LLC,
its general partner
By:        /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title:    Executive Vice President &
    Chief Financial Officer

CYR NITROGEN FINANCE
CORPORATION
By:        /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title:    Executive Vice President &
    Chief Financial Officer

Signature Page to Indenture

GUARANTORS:
CVR NITROGEN GP, LLC
By:        /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title:    Executive Vice President &
    Chief Financial Officer

CVR NITROGEN, LP
By: CVR Nitrogen GP, LLC, its general partner
By:        /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title:    Executive Vice President &
    Chief Financial Officer

EAST DUBUQUE NITROGEN
FERTILIZERS LLC
By:        /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title:    Executive Vice President &
    Chief Financial Officer

COFFEYVILLE RESOURCES
NITROGEN FERTILIZERS, LLC
By:        /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title:    Executive Vice President &
    Chief Financial Officer

CVR NITROGEN HOLDINGS, LLC
By:        /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title:    Executive Vice President &
    Chief Financial Officer
Signature Page to Indenture

TRUSTEE:
WILMINGTON TRUST NATIONAL
ASSOCIATION, as Trustee
By:        /s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title:     Banking Officer

COLLATERAL TRUSTEE:
WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Collateral Trustee
By:        /s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title:     Banking Officer

Signature Page to Indenture

EXHIBIT A1
[FACE OF NOTE]
CUSIP/ISIN: _____________________
6.125% SENIOR SECURED NOTES DUE 2028
No.     $
CVR PARTNERS, LP
CVR NITROGEN FINANCE CORPORATION
promise to pay to Cede & Co. or registered assigns,
the principal sum of                           DOLLARS on June 15, 2028.
Interest Payment Dates: June 15 and December 15
Record Dates: June 1 and December 1
Dated:
CVR PARTNERS, LP
By:
Name:
Title:

CVR NITROGEN FINANCE
CORPORATION
By:
Name:
Title:

This is one of the Notes referred to in the
within-mentioned Indenture:
WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee
By:
Authorized Signatory

[BACK OF NOTE]
6.125% SENIOR SECURED NOTES DUE 2028
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:
(1)    REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,
(2)    AGREES THAT IT WILL NOT, WITHIN, THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS,
(3)    AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, AND
(4)    WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR ANY PLAN, INDIVIDUAL RETIREMENT

ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH, A “PLAN”), OR
(B)    THE ACQUISITION, HOLDING, AND SUBSEQUENT DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
(5)    IF THE HOLDER IS A PLAN, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT(A) NEITHER THE PARTNERSHIP, THE INITIAL PURCHASER, NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE, OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY, IN CONNECTION WITH THE ACQUISITION OF THIS SECURITY, AND (B) THE FIDUCIARY OF THE PLAN MAKING THE DECISION TO ACQUIRE THIS SECURITY IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THIS SECURITY.
IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF

THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THE AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)    INTEREST. CVR Partners, LP, a Delaware limited partnership (the “Partnership”), and CVR Nitrogen Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 6.125% per annum from June 23, 2021 until maturity. The Issuers will pay interest, if any, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be December 15, 2021. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal at the rate then in effect to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
(2)    METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 (whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar, or, at the option of the Issuers, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
(3)    PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuers or any of the Subsidiaries of the Partnership may act as Paying Agent or Registrar.
(4)    INDENTURE. The Issuers issued the Notes under an Indenture dated as of June 23, 2021 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Trustee. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
(5)    OPTIONAL REDEMPTION.
(a)    At any time prior to June 15, 2024, the Partnership may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 106.125% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount not exceeding the net cash proceeds of one or more Equity Offerings, provided that:
(i)    at least 60% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Partnership and its Subsidiaries); and
(ii)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.
(b)    Prior to June 15, 2024, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to:
(i)    the principal amount thereof; plus

(ii)    the Make Whole Premium at the redemption date; plus
(iii)    accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
(c)    Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Partnership’s option prior to June 15, 2024.
(d)    On or after June 15, 2024, the Partnership may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but excluding, the applicable date of redemption (subject to the rights of Holders on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on June 15 of the years indicated below:

Year	Percentage

2024	103.063%
2025	101.531%
2026 and thereafter	100.000%

Unless the Partnership defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
(6)    MANDATORY REDEMPTION. The Partnership is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
(7)    REPURCHASE AT THE OPTION OF HOLDER.
(a)    If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Partnership to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in Section 4.13 of the Indenture. In the Change of Control Offer, the Partnership will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days following any Change of Control Triggering Event (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Partnership will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by Section 4.13 of the Indenture and described in such notice.
(b)    If the Partnership or a Restricted Subsidiary of the Partnership consummates any Asset Sale, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Partnership will make an Asset Sale Offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Partnership or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Partnership may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365-day period (as such period may be extended in accordance with the Indenture) or with respect to Excess Proceeds of $25.0 million or less. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Partnership prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
(8)    NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a redemption date, the Partnership will send electronically, mail or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.
Notice of any redemption of the Notes (including upon an Equity Offering) may, at the Issuers’ discretion, be given prior to a transaction or event and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Partnership may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Partnership need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Partnership need not exchange or register the transfer of any Notes for a period of 15 days before the sending of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.
In connection with a transfer or exchange of Notes under the immediate preceding paragraph, the transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Code Section 6045. The Trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
(10)    COLLATERAL. The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Collateral

Trustee holds the Collateral in trust for the benefit of itself, the Trustee and the Holders of the Notes pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Collateral Trustee, as applicable, to enter into the Security Documents, and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.
(11)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.
(12)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of an Issuer’s or a Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets in accordance with the limitations set forth in the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder taken as a whole in any material respect, to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 of the Indenture, to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth in the Indenture, to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or evidence and provide for a successor or replacement collateral trustee under the Indenture or the Security Documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or in any of the Security Documents, to conform the text of the Indenture, the Note Guarantees, the Notes or any Security Document related to the Notes to any provision of the

“Description of the Notes” section of the Issuers’ Final Offering Memorandum dated June 8, 2021, relating to the initial offering of the Notes, as provided to the Trustee and the Collateral Trustee in an Officer’s Certificate, to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture, to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of the Indenture or otherwise, to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant Security Document, to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor, and to provide for the assumption by one or more successors of the obligations of any of the Guarantors under the Indenture and the Note Guarantees.
(13)    DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 consecutive days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Partnership for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with the provisions of Sections 3.09, 4.10, 4.13 or 5.01 of the Indenture; (iv) failure by the Partnership for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Section 4.03 of the Indenture; (v) failure by the Issuers for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with any of their other agreements in the Indenture; (vi) subject to rescission as set forth in the Indenture, default under certain other agreements relating to Indebtedness of the Partnership or any of its Restricted Subsidiaries which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more; (vii) failure by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary, to pay non-appealable final judgments aggregating in excess of $40.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable; (viii) the occurrence of any of the following: (a) except as permitted by the Indenture or the Security Documents, any Security Document ceases for any reason to be fully enforceable, or the Partnership or any Subsidiary of the Partnership shall so state in writing or bring an action to limit its obligations or liabilities thereunder, in any material respect; provided, that it will not be an Event of Default under Section 6.01(a)(8)(a) of the Indenture if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security

Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $40.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens or (b) except as permitted by the Indenture or the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $40.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding of failure to comply with such requirement; provided that it will not be an Event of Default under Section 6.01(a)(8)(b) of the Indenture if such condition results from the failure of the Trustee or the Collateral Trustee to maintain possession or control of any Collateral; (ix) except as permitted by the Indenture, any Note Guarantee ceases to be in full force and effect, is declared null and void in a judicial proceeding or any Person acting on behalf of any Guarantor denies or disaffirms its obligations under its Note Guarantee, except, in each case, by reason of the release of such Note Guarantee; and (x) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Partnership or any Restricted Subsidiary of the Partnership that is a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Partnership (and, if given by the Holders, to the Trustee) specifying the Event of Default. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to certain limitations, if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must send each Holder of the Notes notice of the Default within 90 days after it is actually known to the Trustee. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase). The Issuers are required to deliver to the Trustee annually within 90 days after the end of the fiscal year a statement regarding compliance with the Indenture. Within 30 days of any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a written statement specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

(14)    TRUSTEE DEALINGS WITH PARTNERSHIP. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates, and may otherwise deal with the Partnership or its Affiliates, as if it were not the Trustee.
(15)    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Partnership, including the General Partner, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Note Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.
The waiver and release are part of the consideration for issuance of the Notes.
(16)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
(17)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
(18)    CUSIP NUMBERS AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon. The Issuers shall notify the Trustee in writing of any change in such numbers.
(19)    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
(20)    CONFLICTS. In the event of a conflict between the provisions of the Indenture and this Note, the provisions of the Indenture shall control.

The Partnership will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
CVR Partners, LP
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel and Secretary
ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
_____________________________________
        (Insert assignee’s legal name)
________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________
(Print or type assignee’s name, address and zip code)
and irrevocably appoint ____________________________________________________
to transfer this Note on the books of the Partnership. The agent may substitute another to act for him.
Date:
Your Signature: __________________________________
(Sign exactly as your name appears on
the face of this Note)
Tax Identification No.: __________________________________
Signature Guarantee*: _____________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Partnership pursuant to Section 4.10 or 4.13 of the Indenture, check the appropriate box below:
☐ Section 4.10         ☐ Section 4.13
If you want to elect to have only part of the Note purchased by the Partnership pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:
$
Date:
Your Signature: __________________________________
(Sign exactly as your name appears on
the face of this Note)
Signature Guarantee*: _____________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global Note*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*    This schedule should be included only if the Note is issued in global form.

EXHIBIT A2
[FACE OF NOTE]
CUSIP/ISIN: _____________________
6.125% SENIOR SECURED NOTES DUE 2028
No. $
CVR PARTNERS, LP
CVR NITROGEN FINANCE CORPORATION.
promise to pay to Cede & Co. or registered assigns,
the principal sum of                 DOLLARS on June 15, 2028.
Interest Payment Dates: June 15 and December 15
Record Dates: June 1 and December 1
Dated:
CVR PARTNERS, LP

By:
    Name:
    Title:
CVR NITROGEN FINANCE CORPORATION

By:
    Name:
    Title:
This is one of the Notes referred to in the
within-mentioned Indenture:
WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee
By:
    Authorized Signatory

[BACK OF REGULATION S TEMPORARY GLOBAL NOTE]
6.125% SENIOR SECURED NOTES DUE 2028
If the Global Note is a Regulation S Temporary Global Note include the following bracketed language: [THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.]
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THE AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS,

EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:
(1)    REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,
(2)    AGREES THAT IT WILL NOT, WITHIN, THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS,
(3)    AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, AND
(4)    WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE

CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH, A “PLAN”), OR
(B)    THE ACQUISITION, HOLDING, AND SUBSEQUENT DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
(5)    IF THE HOLDER IS A PLAN, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT (A) NEITHER THE PARTNERSHIP, THE INITIAL PURCHASER, NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE, OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY, IN CONNECTION WITH THE ACQUISITION OF THIS SECURITY, AND (B) THE FIDUCIARY OF THE PLAN MAKING THE DECISION TO ACQUIRE THIS SECURITY IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THIS SECURITY.
IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1) INTEREST. CVR Partners, LP, a Delaware limited partnership (the “Partnership”), and CVR Nitrogen Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 6.125% per annum from June 23, 2021 until maturity. The Issuers will pay interest, if any, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be December 15, 2021. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal at the rate then in effect to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
[Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]
(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 (whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar, or, at the option of the Issuers, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuers or any of the Subsidiaries of the Partnership may act as Paying Agent or Registrar.
(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of June 23, 2021 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Trustee. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
(5) OPTIONAL REDEMPTION.
(a) At any time prior to June 15, 2024, the Partnership may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 106.125% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount not exceeding the net cash proceeds of one or more Equity Offerings, provided that:
(i) at least 60% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Partnership and its Subsidiaries); and
(ii) the redemption occurs within 180 days of the date of the closing of such Equity Offering.
(b) Prior to June 15, 2024, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to:
(i) the principal amount thereof; plus
(ii) the Make Whole Premium at the redemption date; plus
(iii) accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Partnership’s option prior to June 15, 2024.
(d) On or after June 15, 2024, the Partnership may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but excluding, the applicable date of redemption (subject to the rights of Holders on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on June 15 of the years indicated below:

Year	Percentage
2024	103.063%
2025	101.531%
2026 and thereafter	100.000%
Unless the Partnership defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Partnership is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
(7) REPURCHASE AT THE OPTION OF HOLDER.
(a) If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Partnership to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in Section 4.13 of the Indenture. In the Change of Control Offer, the Partnership will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days following any Change of Control Triggering Event (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Partnership will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by Section 4.13 of the Indenture and described in such notice.
(b) If the Partnership or a Restricted Subsidiary of the Partnership consummates any Asset Sale, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Partnership will make an Asset Sale Offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Partnership or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Partnership may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365-day period (as such period may be extended in accordance with the Indenture) or with respect to Excess Proceeds of $25.0 million or less. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Partnership prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
(8) NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a redemption date, the Partnership will send electronically, mail or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.
Notice of any redemption of the Notes (including upon an Equity Offering) may, at the Issuers’ discretion, be given prior to a transaction or event and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Partnership may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Partnership need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Partnership need not exchange or register the transfer of any Notes for a period of 15 days before the sending of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.
In connection with a transfer or exchange of Notes under the immediate preceding paragraph, the transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Code Section 6045. The Trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
If the Global Note is a Regulation S Temporary Global Note include the following bracketed language: [This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.]
(10) COLLATERAL. The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Collateral Trustee holds the Collateral in trust for the benefit of itself, the Trustee and the Holders of the Notes pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Collateral Trustee, as applicable, to enter into the Security Documents, and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.
(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.
(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes, the Note Guarantees or the Security Documents may be

waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of an Issuer’s or a Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets in accordance with the limitations set forth in the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder taken as a whole in any material respect, to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 of the Indenture, to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth in the Indenture, to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or evidence and provide for a successor or replacement collateral trustee under the Indenture or the Security Documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or in any of the Security Documents, to conform the text of the Indenture, the Note Guarantees, the Notes or any Security Document related to the Notes to any provision of the “Description of the Notes” section of the Issuers’ Final Offering Memorandum dated June 8, 2021, relating to the initial offering of the Notes, as provided to the Trustee and the Collateral Trustee in an Officer’s Certificate, to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture, to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of the Indenture or otherwise, to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant Security Document, to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor, and to provide for the assumption by one or more successors of the obligations of any of the Guarantors under the Indenture and the Note Guarantees.
(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 consecutive days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Partnership for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with the provisions of Sections 3.09, 4.10, 4.13 or 5.01 of the Indenture; (iv) failure by the Partnership for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Section 4.03 of the Indenture; (v) failure by the Issuers for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with any of their other agreements in the Indenture; (vi) subject to rescission as set forth in the Indenture, default under certain other agreements relating to Indebtedness of the Partnership or any of its Restricted Subsidiaries which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more; (vii) failure by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary, to pay non-appealable final judgments aggregating in excess of $40.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable; (viii) the occurrence of any of the following: (a) except as permitted by the Indenture or the Security Documents, any Security Document ceases for any reason to be fully enforceable, or the Partnership or any Subsidiary of the Partnership shall so state in writing or bring an action to limit its obligations or liabilities thereunder, in any material respect; provided, that it will not be an Event of Default under Section 6.01(a)(8)(a) of the Indenture if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $40.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens or (b) except as permitted by the Indenture or the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $40.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding of failure to comply with such requirement; provided that it will not be an Event of Default under Section 6.01(a)(8)(b) of the Indenture if such condition results from the failure of the Trustee or the Collateral Trustee to maintain possession or control of any Collateral; (ix) except as permitted by the Indenture, any Note Guarantee ceases to be in full force and effect, is declared null and void in a judicial proceeding or any Person acting on behalf of any Guarantor denies or disaffirms its obligations under its Note Guarantee, except, in each case, by reason of the release of such Note Guarantee; and (x) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Partnership or any Restricted Subsidiary of the Partnership that is a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Partnership (and, if given by the Holders, to the Trustee) specifying the Event of Default. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to certain limitations, ifa Default occurs and is continuing and is actually known to the Trustee, the Trustee must send each Holder of the Notes notice of the Default within 90 days after it is actually known to the Trustee. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase). The Issuers are required to deliver to the Trustee annually within 90 days after the end of the fiscal year a statement regarding compliance with the Indenture. Within 30 days of any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a written statement specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.
(14) TRUSTEE DEALINGS WITH PARTNERSHIP. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates, and may otherwise deal with the Partnership or its Affiliates, as if it were not the Trustee.
(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Partnership, including the General Partner, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Note Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon. The Issuers shall notify the Trustee in writing of any change in such numbers.
(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
(20) CONFLICTS. In the event of a conflict between the provisions of the Indenture and this Note, the provisions of the Indenture shall control.
The Partnership will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
CVR Partners, LP
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel and Secretary

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
_____________________________________
        (Insert assignee’s legal name)
________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________
(Print or type assignee’s name, address and zip code)
and irrevocably appoint ____________________________________________________
to transfer this Note on the books of the Partnership. The agent may substitute another to act for him.
Date:
Your Signature: __________________________________
(Sign exactly as your name appears on
the face of this Note)
Tax Identification No.: __________________________________
Signature Guarantee*: _____________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Partnership pursuant to Section 4.10 or 4.13 of the Indenture, check the appropriate box below:
☐ Section 4.10         ☐ Section 4.13
If you want to elect to have only part of the Note purchased by the Partnership pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:
$
Date:
Your Signature: __________________________________
(Sign exactly as your name appears on
the face of this Note)
Signature Guarantee*: _____________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S
[TEMPORARY] [PERMANENT] GLOBAL NOTE*
The following exchanges of a part of this Regulation S [Temporary] [Permanent]
Global Note for an interest in another Global Note [or for a Definitive Note], or exchanges of a part of another Restricted Global Note [or Definitive Note] for an interest in this Regulation S [Temporary] [Permanent] Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*    This schedule should be included only if the Note is issued in global form.

EXHIBIT B
[FORM OF CERTIFICATE OF TRANSFER]
CVR Partners, LP
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel and Secretary
Wilmington Trust, National Association
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5654
Attention: CVR Partners, LP 2028 Secured Notes Administrator
Re:    6.125% Senior Secured Notes due 2028
Reference is hereby made to the Indenture, dated as of June 23, 2021 (the “Indenture”), among CVR Partners, LP, a Delaware limited partnership (the “Partnership”), CVR Nitrogen Finance Corporation, a Delaware corporation (together with the Partnership, the “Issuers”), the Guarantors party thereto, Wilmington Trust, National Association, as trustee, and Wilmington Trust, National Association, the collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
     , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to         (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and [(iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchaser)]. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b) ☐ such Transfer is being effected to the Partnership or a subsidiary thereof;
or
(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;
or
(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Partnership.

[Insert Name of Transferor]

By:
    Name:
    Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1. The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a) ☐ a beneficial interest in the:
(i) ☐ 144A Global Note (CUSIP         ), or
(ii) ☐ Regulation S Global Note (CUSIP         ), or
(b) ☐ a Restricted Definitive Note.
2. After the Transfer the Transferee will hold:
[CHECK ONE]
(a) ☐ a beneficial interest in the:
(i) ☐ 144A Global Note (CUSIP         ), or
(ii) ☐ Regulation S Global Note (CUSIP         ), or
(iii) ☐ Unrestricted Global Note (CUSIP         ); or
(b) ☐ a Restricted Definitive Note; or
(c) ☐ an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C
[FORM OF CERTIFICATE OF EXCHANGE]
CVR Partners, LP
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel and Secretary
Wilmington Trust, National Association
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5654
Attention: CVR Partners, LP 2028 Secured Notes Administrator
Re: 6.125% Senior Secured Notes due 2028
CUSIP:
Reference is hereby made to the Indenture, dated as of June 23, 2021 (the “Indenture”), among CVR Partners, LP, a Delaware limited partnership (the “Partnership”), CVR Nitrogen Finance Corporation, a Delaware corporation (together with the Partnership, the “Issuers”), the Guarantors party thereto, Wilmington Trust, National Association, as trustee, and Wilmington Trust, National Association, the collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
        , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes
(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Partnership.

[Insert Name of Transferor]

By:
    Name:
    Title:
Dated:

EXHIBIT D
[FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR]
CVR Partners, LP
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel and Secretary
Wilmington Trust, National Association
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5654
Attention: CVR Partners, LP 2028 Secured Notes Administrator
Re: 6.125% Senior Secured Notes due 2028
Reference is hereby made to the Indenture, dated as of June 23, 2021 (the “Indenture”), among CVR Partners, LP, a Delaware limited partnership (the “Company”), CVR Nitrogen Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”), the Guarantors party thereto, Wilmington Bank, National Association, as trustee, and Wilmington Bank, National Association, the collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
In connection with our proposed purchase of $         aggregate principal amount of:
(a) ☐ a beneficial interest in a Global Note, or
(b) ☐ a Definitive Note,
we confirm that:
1.     We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
2.     We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.
3.    We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.
4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
5.    We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
    Name:
    Title:
Dated: __________________

EXHIBIT E
[FORM OF NOTATION OF GUARANTEE]
For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of June 23, 2021 (the “Indenture”), among CVR Partners, LP (the “Partnership”), CVR Nitrogen Finance Corporation (together with the Partnership, the “Issuers”), the Guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”), and Wilmington Trust, National Association, as collateral trustee (the “Collateral Trustee”) (a) the due and punctual payment of the principal of, or premium or interest, if any, on, the Notes, whether at stated maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, or premium or interest, if any, on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee or the Collateral Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee and the Collateral Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.
Capitalized terms used but not defined herein have the meanings given to them in the Indenture.
[NAME OF GUARANTOR(S)]

By:
    Name:
    Title:

EXHIBIT F
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
[            ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , among             (the “Guaranteeing Subsidiary”), a subsidiary of CVR Partners, LP (or its permitted successor), a Delaware limited partnership (the “Partnership”), the Partnership, CVR Nitrogen Finance Corporation, a Delaware corporation (together with the Partnership, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein), Wilmington Trust, National Association, as collateral trustee (the “Collateral Trustee”), and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 23, 2021 providing for the issuance of 6.125% Senior Secured Notes due 2028 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.
3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Partnership, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Note Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.
8. RATIFICATION OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: __________,
[Guaranteeing Subsidiary]

By:
    Name:
    Title:
[CVR Partners, LP]

By:
    Name:
    Title:
[CVR Nitrogen Finance Corporation]

By:
    Name:
    Title:
[Collateral Trustee],
as Collateral Trustee

By:
    Authorized Signatory

[Trustee],
as Trustee

By:
    Authorized Signatory